UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 27, 2013

Dear Stockholder:

We invite you to attend the 2013 annual meeting of stockholders (the “Annual Meeting”) of Republic Services, Inc., which we will hold at 10:30 a.m., local time, on Thursday, May 9, 2013 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K to you on the internet. We believe that posting these materials on the internet enables us to provide you with the information you need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. On or about March 27, 2013, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and Annual Report on Form 10-K and vote electronically via the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of these materials.

Whether or not you plan to attend in person, it is important that you have your shares represented at the Annual Meeting. We urge you to vote and to submit your proxy as promptly as possible. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and you want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy. Thank you.

Sincerely,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 9, 2013

This Proxy Statement relating to the 2013 annual meeting of stockholders and the Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.proxyvote.com.

March 27, 2013

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2013

To the Stockholders of Republic Services, Inc.:

The 2013 annual meeting of stockholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us” or “our”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 9, 2013 at 10:30 a.m., local time, for the following purposes:

(1)	To elect 10 directors to a term of office until the 2014 annual meeting of stockholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants (“independent public accountants”) for 2013;

(4)	To approve the Amended and Restated 2007 Stock Incentive Plan;

(5)	To consider a stockholder proposal regarding payments upon the death of a senior executive, if presented at the Annual Meeting;

(6)	To consider a stockholder proposal regarding political contributions and expenditures, if presented at the Annual Meeting;

(7)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 12, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such stockholders will be available commencing April 1, 2013, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K on the internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access the proxy materials and our Annual Report on Form 10-K on the internet and, if they prefer, how to request paper copies of these materials. We believe that posting these materials on the internet enables us to provide you with the information you need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

James W. Crownover	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

March 27, 2013

REPUBLIC SERVICES, INC.

18500 NORTH ALLIED WAY

PHOENIX, ARIZONA 85054

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2013

We are providing this proxy statement to stockholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of stockholders to be held in Scottsdale, Arizona on May 9, 2013 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more stockholders. This delivery method is referred to as “householding” and can result in cost savings for us. To take advantage of this opportunity, we deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple stockholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please send us your request in writing at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by the “notice and access” rules adopted by the SEC, we are making our proxy statement and our Annual Report on Form 10-K available electronically via the internet. On or about March 27, 2013, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	What is the record date and who may vote at the Annual Meeting?

A.	Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of common stock as of the close of business on March 12, 2013 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:

•	election of directors (“Proposal 1”);

•	advisory vote to approve our named executive officer compensation (“Proposal 2”);

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2013 (“Proposal 3”);

•	approval of the Amended and Restated 2007 Stock Incentive Plan (“Proposal 4”);

•	a stockholder proposal regarding payments upon the death of a senior executive, if it is presented at the Annual Meeting (“Proposal 5”); and

•	a stockholder proposal regarding political contributions and expenditures, if it is presented at the Annual Meeting (“Proposal 6”).

Q.	How many votes do I have?

A.	You will have one vote for every share of our common stock you owned as of the close of business on March 12, 2013.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 12, 2013, 361,255,848 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 180,627,925 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q.	How many votes are required to approve the proposals, assuming a quorum?

A.	The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3, 4, 5 and 6.

Q.	How do I vote?

A.	To vote, you may:

•

vote in person — we will pass out written ballots at the Annual Meeting to stockholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee;

•

vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card; or

•

vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting.

The internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded. Stockholders whose shares are held for them by other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions, whether electronically via the internet, by telephone or by mail, will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

Q.	What if I do not give specific voting instructions?

A.

Stockholders of Record. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, then your shares will be voted in accordance with the

Board’s recommendations on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, then your shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, such as the ratification of the selection of our independent public accountants, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2013 (Proposal 3) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2), the approval of the Amended and Restated 2007 Stock Incentive Plan (Proposal 4), the stockholder proposal regarding payments upon the death of a senior executive (Proposal 5) and the stockholder proposal regarding political contributions and expenditures (Proposal 6) are matters considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there will be broker non-votes on Proposals 1, 2, 4, 5 and 6.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

Q.	How are broker non-votes and abstentions counted?

A.	Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast. With respect to Proposals 2, 3, 4, 5 and 6, where the vote required is a majority of votes present and entitled to vote, abstentions will be equivalent to a vote cast against the proposal and broker non-votes will have no effect.

Q.	Can I change my vote?

A.	Yes. If you have voted, you can change your vote at any time in one of three ways. First, you can send us a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card, or cast a new vote by telephone or internet. Third, you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

Q.	How does the Board recommend I vote on the proposals?

A.	The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2013 (Proposal 3);

•	FOR approval of the Amended and Restated 2007 Stock Incentive Plan (Proposal 4);

•	AGAINST the stockholder proposal regarding payments upon the death of a senior executive (Proposal 5); and

•	AGAINST the stockholder proposal regarding political contributions and expenditures (Proposal 6).

Q.	Where can I find more information about Republic?

A.	We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at www.republicservices.com and at the website maintained by the SEC at www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call Georgeson Inc., which is assisting us with our proxy solicitation, toll-free at 1-800-248-3170.

PROPOSAL 1

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting, with each director to hold office until our next annual meeting or until his successor is elected and qualified to serve on the Board (the “Nominees”). The Board has nominated the Nominees based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. The Board has obtained such conditional resignations from all Nominees. The irrevocable resignations are contingent on the failure to receive the required vote at any annual meeting at which they are nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy.

Pursuant to our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of which must be independent of Republic for purposes of the rules of the NYSE). Our Board currently consists of 10 directors. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Director Nominees

Information about each of the Nominees to our Board is set forth below:

Director Name	Position Held	Age	Director Since
James W. Crownover	Director and Chairman	69	2008
William J. Flynn	Director	59	2008
Michael Larson	Director	53	2009
Nolan Lehmann	Director	68	2008
W. Lee Nutter	Director	69	2004
Ramon A. Rodriguez	Director	67	1999
Donald W. Slager	Director, President and Chief Executive Officer	51	2010
Allan C. Sorensen	Director	74	1998
John M. Trani	Director	68	2008
Michael W. Wickham	Director	66	2004

James W. Crownover began serving a two-year term as our non-executive Chairman of the Board on May 12, 2011. Subject to his election as a director at the Annual Meeting, Mr. Crownover will commence an additional one-year term as Chairman immediately after the Annual Meeting. Mr. Crownover was named a director in December

2008 upon the close of the merger between Republic and Allied Waste Industries, Inc. (“Allied”). Prior to the merger, Mr. Crownover served as a director of Allied from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey & Company (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s board of directors. Mr. Crownover also currently serves as a director of Chemtura Corporation, Weingarten Realty Investors, and FTI Consulting, Inc. In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover also chairs the Board of Trustees of Rice University.

Mr. Crownover brings a wealth of management experience and business understanding to our Board and to his role as Chairman of the Board. His 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey and his leadership of its Southwest practice and his co-heading of its worldwide energy practice, give him an abundance of relevant experience to serve as a director and as our Chairman of the Board.

William J. Flynn was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Flynn served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation (“GeoLogistics”) from 2002 until its sale in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn served as a director of Horizon Lines, Inc. from 2006 to 2012. Mr. Flynn also currently serves as a director of Atlas and as a director of the Airlines for America Association.

Mr. Flynn is well-positioned to serve as a director, Chairman of our Management Development and Compensation Committee (the “Compensation Committee”) and member of the Governance Committee. With his years of experience as Chief Executive Officer of Atlas and GeoLogistics, Mr. Flynn brings to the Board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 36-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies such as ours. Mr. Flynn also has experience as both an inside and independent director, giving him a unique perspective that he brings to his service on the Board.

Michael Larson was named a director in October 2009. Mr. Larson is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was with Harris Investment Management, Putnam Management Company and ARCO. Mr. Larson currently serves on the board of directors and the Compensation Committee of AutoNation, Inc., the board of directors and the Finance and Safety, Health and Environment Committees of Ecolab, Inc., and the board of directors of Grupo Televisa, S.A.B. and Fomento Mexicano Economica, S.A.B.de C.V. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund, and sits on their respective Audit Committees and Governance and Nominating Committees. Mr. Larson is a Trustee and Co-Chair of the Investment Committees at Claremont McKenna College and Chair of the Investment Committee of Lakeside School. Mr. Larson also serves on the Investment Committee for the University of Washington. Mr. Larson served as a director of Pan American Silver Corp. from November 1999 through December 2010.

Mr. Larson has 32 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long-term stockholders. Mr. Larson’s service on our Board, as well as serving as Chairman of our Governance Committee and as a member of our Compensation Committee, offers the perspective of our largest stockholder, Mr. Gates’ Cascade Investment, L.L.C.

Nolan Lehmann was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Lehmann served as a director of Allied from October 1990 until December 2008, and was the Lead Director of Allied from February 2007 until its merger with Republic. Since April 2007, Mr. Lehmann has been a Managing Director of Altazano Management, LLC, a private wealth management advisory firm. From 1983 until June 2005, Mr. Lehmann was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to June 2005, he was President and a director of Equus II Incorporated, a registered public investment company. Mr. Lehmann also currently serves as a director of several private corporations. Mr. Lehmann is a certified public accountant.

Mr. Lehmann has a long history with Allied, serving as a director for more than 20 years, including roles as Lead Director and Chairman of the Audit and Compensation Committees at different times during such period. As such, he offers our Board invaluable insight from experience gained from being involved in the major, transformative changes Allied experienced over that period and a deep understanding of the issues faced by a waste management company. As a certified public accountant and with prior service on audit committees of five other public companies, Mr. Lehmann is well-positioned to serve on our Audit Committee. Mr. Lehmann also serves as a member of our Governance Committee. His career in asset management gives him valuable insight on the impact of general economic and market conditions and a keen understanding of key financial and accounting issues.

W. Lee Nutter was named a director in February 2004, and served as our Presiding Director from October 2006 through January 1, 2011, when we eliminated the Presiding Director role following our decision to separate the roles Chairman of the Board and Chief Executive Officer. Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. Mr. Nutter also served as a director of Rayonier, Inc. from 1996 to 2007 and of the North Florida Regional Board of SunTrust from 2004 to 2009. He continues to serve as a director of NiSource Inc. and as a non-executive Chairman of J.M. Huber Corporation. Mr. Nutter is a member of the University of Washington Foster School of Business Advisory Board.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. His experience has provided him a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to Republic’s, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as a director and on our Compensation and Integration Committees.

Ramon A. Rodriguez was named a director in March 1999. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez serves as the non-executive Chairman of Alico, Inc., a company involved in the agriculture business. Mr. Rodriguez served on the board of Swisher Hygiene, Inc., as Chairman of its Audit Committee and as a member of its Compensation Committee, from November 2010 through January 2011. In 1975 he was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense that was sold in 2009.

Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as a director, as the Chairman of our Audit Committee and as a member of our Integration Committee. In his 37-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director and board Chairman at Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

Donald W. Slager was named a director in June 2010. Mr. Slager became our President and Chief Executive Officer on January 1, 2011, after having served as our President and Chief Operating Officer from the close of our merger with Allied in December 2008 until he became our President and Chief Executive Officer. While with Allied, Mr. Slager served as President and Chief Operating Officer from January 2005 through December 2008 and as Executive Vice President and Chief Operating Officer from June 2003 through December 2004. Mr. Slager was Senior Vice President Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company beginning in 1985. Mr. Slager also serves on the board of directors of UTi Worldwide, Inc. and as a member of its Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee.

Mr. Slager brings to our Board more than 32 years of experience in the waste and recycling industry, including 26 years with Republic or Allied. He served as Chief Operating Officer of Republic or Allied from 2003 through 2010, prior to becoming our Chief Executive Officer beginning in 2011. Mr. Slager’s proven track record as a leader with extensive experience in the industry position him well to serve as a director and as our President and Chief Executive Officer.

Allan C. Sorensen was named a director in November 1998. Mr. Sorensen is a co-founder of Interim Health Care, Inc., which Interim Services, Inc., later known as Spherion Corporation, spun off in October 1997. From October 1997 through the present, Mr. Sorensen served as Interim Health Care’s Vice Chairman. From February 2004 through February 2007, Mr. Sorensen also served as Interim Healthcare’s Chief Executive Officer and President. Before the spin-off, Mr. Sorensen served as a director and in various capacities as either President, Chief Executive Officer or Chairman of Interim Services from 1967 to 1997. He also was a member of the board of directors of H&R Block, Inc. from 1979 until 1993. In 1994, Mr. Sorensen became a minority owner and director of privately owned Let’s Talk Cellular & Wireless, Inc., which completed an initial public offering in November 1997 and was purchased by Nextel Retail Stores, Inc. in 2001. In October 1999, Mr. Sorensen was elected to the board of directors of Corporate Staffing Resources, Inc. representing investors Wm. E. Simon & Sons, LLC and Mellon Ventures, L.P. The following year Mr. Sorensen was elected Chairperson and the company was sold in 2001. Mr. Sorensen was elected to the Board of Directors of Cape Success LLC, representing investor Deutsche Bank, in January 2003 and served until late 2007 when it was sold. Mr. Sorensen is also a five-term Chairman of the Home Health Services and Staffing Association and a past president and 14-year board member of the National Association of Temporary Staffing Services (now known as the American Staffing Association) and recipient of their 1992 Industry Leadership Award.

Mr. Sorensen is a demonstrated leader with a particular appreciation of staffing and personnel-related issues. Based on his years of experience as Chief Executive Officer of both Interim Health Care and Interim Services, during which time those companies accomplished the successful acquisition, integration and divestiture of a number of businesses, Mr. Sorensen is well-positioned to serve as Chairman of our Integration Committee. He also has served as both an inside and independent director of a public company, which allows him to offer valuable perspective on our Board.

John M. Trani was named a director in December 2008 upon the close of the merger between Republic and Allied. Prior to the merger, Mr. Trani served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, Mr. Trani was Chairman and Chief Executive Officer of Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also is a Special Advisor to Tidewater Holdings, General Operating Partner of Stone Peak Infrastructure Partners and a Special Advisor to Young America Corporation.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board and our Audit and Governance Committees.

Michael W. Wickham was named a director in October 2004. From 1996 to 2003, Mr. Wickham served as President and Chief Executive Officer of Roadway Corporation. He also served as Chairman of Roadway from 1998, and as a director from 1989, until his planned retirement in December 2003. He served as President of Roadway from July 1990 through March 1998. Mr. Wickham also serves as a director of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company, a director and non-executive Chairman of Douglas Dynamics, Inc., a manufacturer of snow and ice control equipment for light trucks, and a director of several private companies.

Mr. Wickham brings to our Board his vast experience in the freight services industry, which is of particular relevance to a company such as ours. He is a proven leader, having served as the Chief Executive Officer of a large public company and as the non-executive Chairman of Douglas Dynamics, Inc. He currently serves as the Chairman of the Compensation Committee of C.H. Robinson Worldwide, Inc. and as a member of the Audit Committee, Compensation Committee and Nominating and Governance Committee of Douglas Dynamics, Inc. We believe these experiences have given him significant governance- and compensation-related expertise and position him well to serve as a director and as a member of our Compensation and Integration Committees.

For biographical information on our non-director executive officers, see the section under the heading “Executive Officers.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors and Board Committees

The Board oversees the development of our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and Board committees. Significant communications between the directors and management also occur apart from Board and committee meetings.

Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

The Board held 7 meetings and took 3 actions by unanimous written consent during 2012. Each incumbent director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he served held during his term of service. The non-employee directors met regularly in executive sessions during 2012.

The Board has established four standing committees: the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Integration Committee. Committee member appointments are evaluated annually. Information regarding each of the current standing committees follows.

Audit Committee

The Audit Committee consists of Messrs. Rodriguez (Chairman), Lehmann, Sorensen and Trani. The four members of the Audit Committee meet the independence, education and experience requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Further, our Board has determined that Mr. Rodriguez qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

The Audit Committee assists the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors.

Further, the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, terminate and replace the independent public accountants. The Audit Committee operates under a written charter adopted by the Board in accordance with NYSE rules and all other applicable laws. The Audit Committee reviews its charter at least annually. The Audit Committee held 4 meetings, took 1 action by unanimous written consent and met regularly in executive sessions during 2012. The Audit Committee Report is on page 19.

Compensation Committee

The Compensation Committee consists of Messrs. Flynn (Chairman), Larson, Nutter and Wickham. The four members of the Compensation Committee are independent as that term is defined under the NYSE’s listing standards. The Compensation Committee held 7 meetings, took 2 actions by unanimous written consent and met regularly in executive sessions during 2012.

The Compensation Committee operates under a written charter adopted by our Board in accordance with NYSE rules and all other applicable laws. The Compensation Committee reviews its charter at least annually. In February 2012, following extensive discussion with the Governance Committee and the Board, the Board amended the Compensation Committee charter to include additional responsibility for overseeing management training and development. Under its charter, the Compensation Committee may form and delegate authority to sub-committees when appropriate, provided that any such sub-committee is composed entirely of independent directors and has a published charter. Pursuant to its charter, the Compensation Committee:

•	establishes and regularly reviews our compensation and benefits philosophy and programs in a manner consistent with the corporate financial goals and objectives;

•

exercises authority with respect to determining the salaries and incentive compensation payable to executive officers, including annual and long-term incentive compensation under our stockholder-approved pay-for-performance programs;

•	administers our stockholder-approved stock incentive plan;

•	evaluates the performance of our Chief Executive Officer and sets his compensation, and, in conjunction with this process, reviews the management succession plan overseen by the Governance Committee;

•	reviews and provides oversight of management training and development; and

•	approves the Compensation Committee Report on Executive Compensation found on page 35.

During 2012, the Compensation Committee also oversaw the completion of an annual assessment of any risks that may be associated with our compensation policies and practices, with particular attention paid to the incentive programs across Republic. The Compensation Committee determined that our compensation programs are designed and administered with the appropriate balance of risk and pay-for-performance reward in relation to our business and strategic objectives, that they do not encourage employees or senior officers to take unnecessary risk, and that the risks, if any, resulting from our compensation programs are not likely to have a material adverse impact on Republic. See the “Compensation Program as It Relates to Risk Management” section of this proxy statement on page 36.

In addition to the responsibilities described above, the Compensation Committee determines the breadth and scope of the external compensation consultant’s services and may engage the compensation consultant of its choice and terminate the engagement at any time. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of our senior executives’ compensation and benefits and with other compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer and reviews and approves all work invoices. Our compensation staff works with Pearl Meyer to provide data on our compensation programs and our executive officers’ compensation. Our Governance Committee also retains Pearl Meyer on occasion to conduct market analyses on director compensation and related matters. Other than as described above, Pearl Meyer did not perform any other services for us. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Act and associated standards promulgated by the SEC and the NYSE. In addition to Pearl Meyer, the Compensation Committee may retain any other advisors it deems necessary or advisable to discharge its duties.

Governance Committee

The Governance Committee consists of Messrs. Larson (Chairman), Flynn, Lehmann and Trani. The four members of the Governance Committee are independent as that term is defined under the NYSE’s listing standards.

The Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next annual meeting or to fill vacancies. It also identifies candidates that it recommends to our Board for selection as the Chairman of the Board. The Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees, discharges the Board’s responsibilities related to the compensation of non-employee directors, and monitors the talent and succession management program. The Governance Committee operates under a written charter adopted by the Board in accordance with NYSE rules and all other applicable laws. The Governance Committee reviews its charter at least annually. The Governance Committee will consider nominations for the Board from stockholders that are entitled to vote for the election of directors, as described under “Stockholder Director Recommendation Policy” below. The Governance Committee held 5 meetings and met regularly in executive sessions during 2012.

Integration Committee

The Integration Committee consists of Messrs. Sorensen (Chairman), Nutter, Rodriguez and Wickham. The four members of the Integration Committee are independent as that term is defined under the NYSE’s listing standards.

The Integration Committee was responsible for assisting our Board in overseeing the implementation and assessing the effectiveness of a comprehensive integration program designed to combine the business, operations and organizational cultures of Republic and Allied as a result of the merger in December 2008. The Integration Committee now focuses on assisting the Board in overseeing the implementation, and assessing the effectiveness, of our major initiatives. The Integration Committee operates under a formal charter that was approved by the Board. The Integration Committee held 4 regular quarterly meetings during 2012.

Director Nomination Procedures

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates for potential director nomination, the Governance Committee considers, among other things, candidates who are independent, if required, who possess personal and professional integrity, who have sound business judgment, who have relevant business and industry experience, education and skills, and who would be effective as directors in collectively serving the long-term interests of our stockholders in light of the needs and challenges then facing the Board.

In February 2013, we revised our Corporate Governance Guidelines to make a more specific statement regarding diversity relating to Board candidacy. Before this, our Corporate Governance Guidelines already stated that directors shall be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Corporate Governance Guidelines now further state that Republic and the Board are committed to a policy of Board inclusiveness. To assist in promoting such diversity, the Board shall, to the extent consistent with applicable legal requirements and with its fiduciary duties, take reasonable steps to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Further, the Board will cause to be placed on Republic’s website by October 2013, at reasonable expense and omitting proprietary information, a report on the Board’s efforts to encourage diverse representation, inclusive of gender and race, on the Board.

Mr. Slager is nominated for election to our Board at each annual meeting of stockholders pursuant to the terms of his employment agreement with us.

Stockholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our stockholders. In accordance with our bylaws, a stockholder wanting to propose a nominee to serve as a director before a meeting of stockholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•

as to each person whom such stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934 (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such stockholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand; and (3) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

•

as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (1) the name and address, as they appear on our books, of such stockholder and beneficial owner; (2) (a) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and beneficial owner, (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such stockholder, (c) any proxy, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any of our securities, (d) any short interest in any of our securities, (e) any rights to dividends on our shares beneficially owned by such stockholder that are separated or separable from the underlying shares, (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the stockholder’s immediate family; and (3) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by stockholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a stockholder.

Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2014 annual meeting of stockholders, we must receive the stockholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to independence standards established by the NYSE. The Governance Committee considers the “per se” disqualifications from director independence, under NYSE rules, when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would cause a director to be deemed not independent.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of stockholders pursuant to the terms of his employment agreement. The Board determined that the 9 remaining directors meet the standards for independence set by the NYSE and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence from us. These individuals therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as business manager of Cascade Investment, L.L.C., our largest stockholder.

Following is a list of our independent directors as of the date of this proxy statement:

James W. Crownover	Nolan Lehmann	Allan C. Sorensen
William J. Flynn	W. Lee Nutter	John M. Trani
Michael Larson	Ramon A. Rodriguez	Michael W. Wickham

Corporate Governance

We operate within a comprehensive plan of corporate governance that defines responsibilities, sets high standards of professional and personal conduct, and assures compliance with these responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and enhance our plan as warranted.

Corporate Governance Guidelines.  We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Personal Loans to Executive Officers and Directors.  We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

Code of Business Conduct and Ethics (“Code of Ethics”).  We have adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Political Contributions Policy.  To further our responsibility as a good corporate citizen to participate in the political process in a lawful, prudent and ethical manner, we have adopted a Political Contributions Policy and related procedures intended to ensure that our employees and other representatives participate in the political process in compliance with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs.

Stock Ownership Guidelines and Anti-Hedging Policy.  To align the interests of the Board and senior management with the interests of our other stockholders and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic, we require our directors and senior management to hold our securities and we prohibit them from engaging in various hedging transactions related to our securities. See “Security Ownership of the Board of Directors and Management — Security Ownership and Anti-Hedging Policy.”

Additional Information Regarding Corporate Governance.  You may obtain, free of charge, the current charters for the Audit, Compensation and Governance Committees, our Certificate of Incorporation, our Bylaws, our Corporate Governance Guidelines, our Code of Ethics and our Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.republicservices.com.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Since January 1, 2011, our Chairman of the Board and Chief Executive Officer roles have been separated. Further, we have had a non-executive, independent Chairman of the Board since May 12,

2011, when James W. Crownover replaced James E. O’Connor and began a two-year term as Chairman. Subject to his election as a director at the Annual Meeting, Mr. Crownover will commence an additional one-year term as Chairman immediately after the Annual Meeting.

The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its stockholders because it strengthens the Board’s independence and allows the Chief Executive Officer to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. The Chairman’s role is to provide leadership to the Board, and the Chairman’s responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the Chief Executive Officer;

•	presiding over all meetings of the Board and stockholders;

•	supervising the circulation of information to the directors;

•

after consulting with the Chief Executive Officer and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic review of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

The Chairman also has the authority to request access to any of our employees at any time.

Our Board has four standing committees — Audit, Compensation, Governance and Integration. Each such committee consists solely of independent directors and has its own Chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

In short, nine of our 10 directors are independent; we have effective and active oversight by experienced independent directors, we have a non-executive, independent Chairman of the Board, and we have independent committee chairs. Our system provides appropriate checks and balances to protect stockholder value.

Risk Oversight.  We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk and compensation risk. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent public accountants to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•

review with our General Counsel legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist it in fulfilling its risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by each of our General Counsel and our Vice President of Internal Audit. Before each meeting, our General Counsel provides the Audit Committee a comprehensive report describing our most significant pending litigation, regulatory and compliance matters, and information regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information in a confidential manner regarding concerns they may have with respect to compliance with policies or ethical and legal requirements.

Likewise, before each meeting, our Vice President of Internal Audit provides to the Audit Committee a comprehensive report on internal audit matters, including Sarbanes-Oxley Act testing results and environmental, health and safety findings. At the meeting, the General Counsel and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from the directors. Further, the Chairman of the Audit Committee has reviewed, discussed with our Vice President of Internal Audit and concurred in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. In addition, our Treasurer and our Vice President, Risk Management periodically brief the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Board and our Board committees also are actively involved in risk oversight. For example:

•	our management annually reports to the Board the results of its internal survey and analysis of enterprise risk management;

•

the agendas for our Board meetings include regular reports from our Executive Vice President and Chief Financial Officer, and from our Senior Vice President, Treasurer, regarding the financial, credit and liquidity risks we face, including hedging issues;

•

our management regularly discusses with the Board various operational risks, including pricing risk, customer defection risk, commodity price risk, safety risk, environmental risk, and capital expenditure and fleet risk;

•	our independent public accountants provide regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board;

•	the Compensation Committee addresses risks that may be raised by our compensation programs; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board or the Audit Committee; and

•	actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Communications with the Board of Directors

Any stockholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board, or the non-management directors (as a group or individually), may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board, or, if and as designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. One director attended our 2012 annual meeting of stockholders.

Compensation Matter

In May 2011, one of our stockholders sued Republic, its directors, and several executive officers in the Court of Chancery in Delaware challenging certain compensation decisions made by the Board or its Compensation Committee. The lawsuit is purportedly brought on behalf of Republic against all of our directors and several current and former executive officers. In particular, the plaintiff’s amended complaint: (1) challenges certain payments totaling $3.05 million made to our former Chief Executive Officer, James O’Connor, under his June 25, 2010 Retirement Agreement; (2) contends that Republic committed “waste” by awarding restricted stock units that vest over time (some of which would not be tax deductible) rather than awarding performance-based units (which typically would be tax deductible); (3) alleges that the Board overpaid itself by awarding directors too many restricted stock units in 2009 and 2010; and (4) alleges that Republic may not pay any bonuses under its Synergy Incentive Plan because net earnings purportedly have not increased since the merger with Allied. The amended complaint seeks injunctive relief and seeks an equitable accounting for unspecified losses Republic purportedly sustained. We believe the lawsuit is without merit and is not material. The defendants filed motions to dismiss the amended complaint. On June 29, 2012, the Court of Chancery denied defendants’ motions with respect to the claim related to the granting of restricted stock units to directors and granted the motions with respect to all other claims. The defendants and the plaintiff have now reached an agreement in principle to settle this matter. See page 57 under the heading “Rationale for the Change” for a description of the settlement.

DIRECTOR COMPENSATION

When establishing and reviewing the compensation paid to our directors, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies.

We compensate our directors as follows:

•	we pay each non-employee director an annual retainer of $80,000, plus an additional $125,000 in the case of Mr. Crownover for serving as our Chairman of the Board;

•	we pay each committee chairman an annual fee of $20,000;

•	we pay each non-employee director a meeting fee of $1,500 for each Board or committee meeting attended;

•

we annually grant each non-employee director 7,500 restricted stock units (“RSUs”) that are vested upon grant. RSUs granted before 2012 are settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled three years after they are granted. Directors may defer the settlement date via our Deferred Compensation Plan. The annual grant of RSUs to a newly-appointed, non-employee director will be prorated to the number of days remaining in the year. See Proposal 4 beginning on page 56 for a discussion of a proposed amendment to our Stock Incentive Plan that, if approved, will impose a limit on the number of shares of restricted stock or RSUs awarded to non-management directors that may vest in any calendar year; and

•

we grant each non-employee director first elected after July 29, 2009 a one-time award of RSUs having a face value of $250,000 that vest in three equal annual installments commencing one year from the date of the award. These RSUs are settled upon the director’s termination from service on the Board.

RSUs are settled through the issuance of shares of our common stock, except that RSUs that a director has deferred into our Deferred Compensation Plan may be settled in cash (or converted to other measurement funds available under the Deferred Compensation Plan) more than six months after the director’s separation from service. At the end of any quarter in which dividends are distributed to stockholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs on the dividend record date. The value of all grants of RSUs and the determination of the number of additional RSUs to be received by directors and executives due to the declaration of dividends are based on the closing price of our stock on the date of grant and the dividend payment date, respectively.

All compensation paid by us during 2012 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James W. Crownover (Chairman)	215,500	206,625	422,125
William J. Flynn	128,500	206,625	335,125
Michael Larson	119,418	206,625	326,043
Nolan Lehmann	104,000	206,625	310,625
W. Lee Nutter	107,000	206,625	313,625
Ramon A. Rodriguez	122,500	206,625	329,125
Allan C. Sorensen	125,500	206,625	332,125
John M. Trani	104,000	206,625	310,625
Michael W. Wickham	104,000	206,625	310,625

(1)	Includes annual cash retainers, Board and committee chairmanship retainers, and meeting fees for Board and committee meetings.

(2)	The amounts shown in this column represent the grant date fair value of RSUs granted in 2012 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director received a grant on January 3, 2012 with a grant date fair value of $27.55 per share, which was the closing price of our stock on January 3, 2012. The grant was an annual grant of 7,500 RSUs to each director, which was fully vested upon the grant and will be settled into shares of our common stock three years after the grant date unless the director defers the settlement date in accordance with our Deferred Compensation Plan.

Options Held by Directors

The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors as of December 31, 2012. There were no unvested stock options held by our non-employee directors as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
James W. Crownover	4,500	28.00	5/21/2004	5/21/2014
William J. Flynn	—	—	—	—
Michael Larson	—	—	—	—
Nolan Lehmann	4,500	19.62	5/21/2003	5/21/2013
	4,500	28.00	5/21/2004	5/21/2014
W. Lee Nutter	—	—	—	—
Ramon A. Rodriguez	—	—	—	—
Allan C. Sorensen	—	—	—	—
John M. Trani	—	—	—	—
Michael W. Wickham	—	—	—	—

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with the audit committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received from the independent public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the audit committee concerning independence, and has discussed with the independent public accountants their independence. The Audit Committee has considered whether the independent public accountants’ provision of audit-related and other non-audit services to us is compatible with maintaining the independent public accountants’ independence.

Finally, the Audit Committee has evaluated the independent public accountants’ role in performing an independent audit of our financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent public accountants that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent public accountants have further assured the Audit Committee that the independent public accountants’ engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

In reliance on the reviews, discussions and evaluations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. By recommending to the Board that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Submitted by the Audit Committee:

Ramon A. Rodriguez, Chairman

Nolan Lehmann

Allan C. Sorensen

John M. Trani

AUDIT AND RELATED FEES

Independent Public Accountant Fee Information

The following table presents the aggregate fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2012 and 2011 and other services provided during those periods:

	2012	2011
Audit Fees	$2,094,353	$2,022,581
Audit-Related Fees	—	—
Tax Fees	854,080	329,253
All Other Fees	—	—

Total Fees	$2,948,433	$2,351,834

Audit fees include fees associated with the audit of the annual financial statements, review of the financial statements included in our reports on Form 10-Q and comfort letters related to the sale of securities and filed consents. Audit fees also include amounts related to Ernst & Young LLP’s report on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. In 2012 and 2011, tax fees consisted primarily of tax consulting services for various tax matters, including federal and state tax planning, state tax compliance and credits screening.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all fees to be paid to our independent public accountants in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee Chairman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2012, (2) any Forms 5 and amendments to the forms furnished to us with respect to our fiscal year ended December 31, 2012, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 2012 was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2012.

SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS

The following table shows certain information as of March 12, 2013 with respect to the beneficial ownership of common stock by each of our stockholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III Cascade Investment, L.L.C. 2365 Carillon Point, Kirkland, WA 98033	90,984,760	(2)	25.2%

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 361,255,848 shares outstanding at the close of business on March 12, 2013.

(2)	Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) to date, the number of shares beneficially owned by Mr. Gates includes 89,634,760 held by Cascade and 1,350,000 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade and the Trust may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade and co-Trustee of the Trust. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership Guidelines and Anti-Hedging Policy

We require our directors and executive officers, as well as certain other members of senior management, to hold our securities. Our Board believes that security ownership by the Board and senior management is important to align their interests with the interests of our other stockholders and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be stockholders and have a financial stake in Republic. To support that philosophy, we pay our directors a significant portion of their director compensation in the form of RSUs. As discussed above, directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our stockholders, in October 2011 the Board established a formal equity ownership guideline for independent directors, with each independent director to hold Republic stock or vested RSUs, or both, having a total value of $1,000,000 within five years. All of our independent directors have met this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of senior management. In October 2010, our Board adopted the following stock ownership guidelines for the executive officers and other members of senior management: (1) Chief Executive Officer — five times salary; (2) Chief Financial Officer and General Counsel — three times salary; (3) other Executive Vice Presidents and Senior Vice Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from April 1, 2011, or from the time of promotion or hire into a covered position, to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding Republic stock or RSUs, or both, having the requisite value.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 12, 2013 with respect to the beneficial ownership of common stock by (1) our current directors, (2) each of the executive officers and former executive officers listed in the Summary Compensation Table (to whom we refer as the “named executive officers” or “NEOs”), and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days of March 12, 2013. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
James W. Crownover	22,211	(1)	—	65,558
William J. Flynn	10,058	(2)	—	65,558	*
Michael Larson	—		—	43,481
Nolan Lehmann	33,939	(3)	—	65,558
W. Lee Nutter	332	(4)	—	65,558	*
Ramon A. Rodriguez	—		—	65,558	*
Donald W. Slager	888,910	(5)	—	152,458
Allan C. Sorensen	—		—	65,558	*
John M. Trani	10,058	(6)	—	65,558
Michael W. Wickham	—		—	65,558
Tod C. Holmes	414,183	(7)	—	139,487
Robert Boucher	26,527	(8)		13,363
Jeffrey A. Hughes	100,543	(9)	—	47,405
Michael P. Rissman	110,830	(10)	—	52,157

All directors and current executive officers as a group (14 persons)	1,203,408	(11)	0.3%	859,036

(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 361,255,848 shares issued and outstanding at the close of business on March 12, 2013. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the Deferred Compensation Plan’s Stock Unit Fund. RSUs are settled through the issuance of shares of our common stock, except that RSUs deferred into the Deferred Compensation Plan may be settled in cash if settlement occurs more than six months after the recipient’s separation from service. RSUs receive dividend equivalents, in the form of additional RSUs, each time a dividend is paid on our common stock. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner. RSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock and they represent an investment risk in the performance of our common stock.

(1)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 17,711 shares owned directly by him and exercisable options to purchase 4,500 shares.

(2)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 10,058 shares owned directly by him.

(3)	The aggregate amount of common stock beneficially owned by Mr. Lehmann consists of 29,439 shares owned directly by him and exercisable options to purchase 4,500 shares.

(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 332 shares owned directly by him.

(5)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 249,398 shares owned directly by him, 32,290 shares of restricted stock, exercisable options to purchase 607,003 shares and 219 shares owned through our 401(k) Plan.

(6)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(7)	Based upon information available to Republic, the aggregate amount of common stock beneficially owned by Mr. Holmes consists of 27,207 shares owned directly by him, exercisable options to purchase 383,832 shares, and 3,144 shares owned through our 401(k) Plan.

(8)	The aggregate amount of common stock beneficially owned by Mr. Boucher consists of 5,277 shares owned directly by him and exercisable options to purchase 21,250 shares.

(9)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of exercisable options to purchase 100,543 shares.

(10)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 14,165 shares owned directly by him, 1,150 shares owned by his spouse, and exercisable options to purchase 95,515 shares.

(11)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and named executive officers as a group consists of (a) 336,438 shares owned directly, (b) 32,290 shares of restricted stock, (c) 1,150 shares indirectly owned by a spouse, (d) exercisable options to purchase 833,311 shares, and (e) 219 shares owned through our 401(k) Plan.

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	51	President and Chief Executive Officer
Glenn A. Culpepper	57	Executive Vice President and Chief Financial Officer
Robert Boucher	48	Executive Vice President, Operations
Jeffrey A. Hughes	56	Executive Vice President, Human Resources
Michael P. Rissman	52	Executive Vice President, General Counsel and Corporate Secretary

Donald W. Slager. For biographical information about Mr. Slager, see “Election of Directors — Biographical Information Regarding Director/Nominees and Executive Officers.”

Glenn Culpepper was named Executive Vice President and Chief Financial Officer in January 2013. Prior to joining Republic, Mr. Culpepper was the Chief Financial Officer of Summit Materials, a leading business in the aggregates and building materials sector, from July 2010 to December 2012. Prior to that, he spent 21 years at CRH PLC, a large publicly-traded multinational construction materials company based in Dublin, Ireland, including two years as its principal financial officer and member of its board of directors, and 13 years as the Chief Financial Officer of its North American operations, Oldcastle Materials. Prior to CRH, Mr. Culpepper held roles of increasing responsibility in audit, tax, and mergers and acquisitions at Price Waterhouse. He is a certified public accountant.

Robert Boucher was named Executive Vice President, Operations in August 2012. Mr. Boucher joined us in June 2010 as the Area President for the Houston area and then served as Senior Vice President, Operations, Southern Region. Mr. Boucher served as President and Chief Executive Officer of Synagro from March 2002 to February 2010. Before that, Mr. Boucher worked for Allied from 1997 to 2002 in positions including District Manager and Regional Vice President. Mr. Boucher also worked for Waste Management from 1994 to 1997 and for American Waste Systems from 1989 to 1994. During this time, his many roles included Division Manager, Operations Manager, General Manager and Division President.

Jeffrey A. Hughes was named Executive Vice President, Human Resources in December 2008 upon the close of the merger with Allied. While with Allied, Mr. Hughes served as Senior Vice President, Eastern Region Operations from 2004 until Allied’s merger with Republic. Mr. Hughes served as Assistant Vice President of Operations Support from 1999 to 2004 and as a District Manager from 1988 to 1999.

Michael P. Rissman was named Executive Vice President, General Counsel and Corporate Secretary in August 2009. Prior to that, Mr. Rissman served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in these same positions at Republic after our merger with Allied in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer Brown LLP in Chicago. Mr. Rissman was at Mayer Brown from 1990 until coming to Allied in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are the second largest provider of services in the domestic non-hazardous solid waste industry as measured by revenue. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 332 collection operations in 38 states and Puerto Rico. We own or operate 195 transfer stations, 191 active solid waste landfills and 71 recycling centers. We also operate 69 landfill gas and renewable energy projects.

During 2012, revenue increased slightly in our collection line of business, but declined in our sale of recyclable materials line of business due to commodity prices and declined slightly in our transfer station and landfill lines of business. Although our businesses continued to perform well, the extended period of the soft economy continued to put pressure on volumes, pricing and margins. Simultaneously, our labor, fuel, maintenance and repair costs continued to increase. Also, during 2012 we incurred certain environmental charges as well as charges relating to our negotiations with, and partial withdrawal from, the Central States Pension Fund. Revenue for 2012 decreased 0.9% to $8,118.3 million compared to $8,192.9 million for 2011. Net income for 2012 decreased to $571.8 million, or $1.55 per diluted share, compared to $589.2 million, or $1.56 per diluted share, for 2011.

During the fourth quarter of 2012, we restructured our field and corporate operations to create a more efficient and competitive company. These changes included consolidating the regions from four to three and areas from 28 to 20, relocating office space and reducing administrative staffing levels. We implemented this restructuring to leverage our strong leadership team and organizational capabilities to refine how we operate. We did not make any changes to the span of control at our business units and kept the appropriate leadership focus and decision making closest to our customers. We expect this restructuring to cost approximately $26 million during 2012 and 2013 (with approximately $15 million of that to be incurred during 2013), and to reduce our selling, general and administrative expenses by approximately $23 million annually.

We also continued to further our strategic goals and major initiatives during 2012:

•	we increased our dividend to $0.235 per quarter from $0.22 per quarter, and we returned approximately $655 million to stockholders through dividends and share repurchases in 2012;

•

we continued to refinance our debt, reducing the average coupon rate on our senior notes and tax-exempt financings, on a weighted average basis, by more than 175 basis points since our merger with Allied in December 2008, while extending our debt maturities and giving greater stability to our capital structure;

•	we continued to expand our recycling capabilities by investing approximately $76 million on five recycling centers;

•

we continued to automate our fleet, with approximately 62% of our residential routes being converted to automated single driver trucks by the end of 2012. By converting these routes to automated service, we believe we can service our customers more efficiently, improve driver safety, increase productivity and reduce labor costs;

•

we continued to gradually convert our fleet to compressed natural gas (“CNG”), with approximately 54% of our vehicle purchases during 2012 being fueled by CNG. We believe using CNG vehicles provides us a competitive advantage in communities with strict clean emission objectives or initiatives that focus on protecting the environment. Although our upfront costs are higher, we expect that using CNG will reduce our overall fleet operating costs through lower fuel expenses; and

•

we began building a Public Sector Solutions team to better focus on strategic municipal opportunities for public/private partnerships. We believe this segment represents a significant growth opportunity.

We continue to focus on enhancing stockholder value by implementing our operating and cash utilization strategies. From a compensation perspective, we have a long-standing pay-for-performance philosophy and we seek to closely align the interests of our named executive officers (“NEOs”) with those of our stockholders. Thus, our incentive programs focus our management team on achieving key performance metrics, including increasing free cash flow, achieving targeted earnings per share and improving returns on invested capital. Further, performance-based short- and long-term incentive compensation comprises the majority of the compensation for each of our NEOs. Highlights of our compensation program include the following:

•

Compensation for our executives is weighted primarily toward performance-based incentive forms of compensation, including annual and long-term cash compensation and equity compensation. This places a significant amount of our executives’ total compensation at risk.

•

Our cash incentive compensation programs reward executives and other management employees for achieving annual corporate goals relating to earnings per share (the “EPS Measure”) and free cash flow (the “FCF Measure”) and three-year corporate goals relating to cash flow value creation (“CFVC”) and return on invested capital (“ROIC”), all of which are tied to the financial rewards received by our stockholders.

•

We make annual equity awards to our executives that include a mix of restricted stock or restricted stock units (“RSUs”) and stock options, and we make annual stock option grants to other management employees. These awards vest over four years to further align long-term management and stockholder interests and to promote executive retention.

•	We require all of our directors, executives and other senior-level management employees to hold a significant amount of our equity.

•	Effective March 29, 2012, we eliminated the excise tax gross-up provision in Mr. Slager’s employment agreement.

•	Our Compensation Committee is comprised solely of independent directors and is advised by an independent compensation consultant that does not perform any work for management.

Compensation Committee Consideration of Our 2012 Stockholder Vote on Executive Compensation

At our 2011 annual meeting, our stockholders voted to approve our 2010 NEO compensation, with approximately one-third of our stockholders voting against. We reached out to our largest stockholders and learned that the primary concern with our 2010 NEO compensation was that, when Mr. Slager’s employment agreement was amended during 2010 in connection with his promotion to Chief Executive Officer effective January 1, 2011, the amended agreement retained from his prior agreement an excise tax gross-up protection provision. After considering this information, the Compensation Committee and Mr. Slager decided to amend his employment agreement to eliminate the excise tax gross-up provision, which amendment became effective on March 29, 2012.

At our 2012 annual meeting, our stockholders voted to approve our 2011 NEO compensation with a 92.9% favorable vote (based on votes cast excluding abstentions). The Compensation Committee was pleased that an overwhelming majority of our stockholders voted to approve our NEOs’ compensation. After considering the result of the stockholder vote, the Compensation Committee decided to make no material changes to the program for 2012.

Compensation Program Objectives, Philosophy and Process

Our executive compensation program is designed to attract and retain our key executives and to motivate them to increase stockholder value on an annual and a longer-term basis by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee establishes overall compensation programs for the NEOs that focus on performance-based incentive compensation to ensure that each officer’s interests are aligned with our stockholders’ interests. Our incentive forms of compensation do not focus on individual goals or individual performance, but instead align the executives with organization-wide strategic goals and objectives. We believe that stockholder interests are best served — and that our officers’ interests are best aligned with those of our stockholders — by establishing, working toward and achieving company-wide strategic goals and objectives that affect our entire organization. Our ability to meet and exceed earnings, ROIC and free cash flow targets is closely tied to the financial rewards received by our stockholders. Thus, the success of our officers in meeting and exceeding these targets is closely linked to the financial rewards they receive. Conversely, if these targets are not met, then the NEOs’ and other management employees’ annual- and long-term cash incentive awards are reduced or eliminated.

Since 2003, the Compensation Committee has retained Pearl Meyer to assist with its review of compensation for the NEOs. During 2012, we paid Pearl Meyer $71,926 for its services provided to the Compensation Committee and the Governance Committee. Pearl Meyer did not provide us any other services during 2012. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Act and associated standards promulgated by the SEC and the NYSE.

The Compensation Committee considers data and analyses prepared by Pearl Meyer based on our prior and current performance and historical NEO pay and the appropriateness of that compensation as compared to the compensation of NEOs at our peer group companies (the “Peer Group”). The Compensation Committee also considers general compensation surveys compiled by other consulting firms and takes into account recommendations by the Chief Executive Officer for executive officers other than himself, but the Compensation Committee ultimately makes all decisions regarding executive officer compensation. In considering compensation matters, the Compensation Committee routinely meets in executive session without the presence of the NEOs or any of our other employees.

When considering the marketplace, the Compensation Committee places particular emphasis upon compensation opportunities at companies within the Peer Group. The Compensation Committee has consistently worked to establish a meaningful Peer Group against which our financial performance and our NEO compensation levels are compared. Although this Peer Group is used as a reference, the Compensation Committee does not target a specified percentile of compensation to be paid. Based on Pearl Meyer’s analysis, our Chief Executive Officer’s 2012 target total compensation (including all elements of compensation discussed in detail below) was eighth out of 13 companies in the Peer Group or at the 45th percentile.

In consultation with Pearl Meyer, the Compensation Committee annually reviews the composition of the Peer Group to ensure that the companies included are comparable in terms of geographic footprint, business mix and complexity, revenue and market capitalization. For 2012, the Peer Group consisted of the following companies:

Con-Way, Inc.	Ryder Systems, Inc.

CSX Corporation	Southwest Airlines

Ecolab, Inc.	Sysco Corporation

FedEx Corporation	Waste Connections, Inc.

J.B. Hunt Transport Services, Inc.	Waste Management, Inc.

Norfolk Southern Corporation	W.W. Grainger, Inc.

Elements of Compensation — Why Each Element is Paid and How the Amount of Each is Determined

The Compensation Committee believes a well-balanced executive compensation program must motivate and reward executives for delivering annual financial results while also focusing attention on longer-term goals and objectives that drive financial progress and sustained stockholder value creation. Although we do not adhere to a precise mathematical allocation between annual base salary and incentive compensation, a significant portion of our NEOs’ total compensation is in at-risk, performance-based incentive compensation to align their interests with our stockholders’ interests. The following table reflects information regarding salary earned, and plan-based awards granted, in 2012:

	2012 Target Compensation Mix
Name	% Short-Term(1)	% Long-Term(2)	% Fixed(3)	% Variable(4)
Donald W. Slager	37%	63%	16%	84%
Tod C. Holmes	34%	66%	17%	83%
Robert Boucher	55%	45%	31%	69%
Jeffrey A. Hughes	53%	47%	29%	71%
Michael P. Rissman	42%	58%	24%	76%

(1)	Base salary plus annual cash incentive target for 2012

(2)	Long-term cash incentive target for 2012-2014 performance period and value of the 2012 grant of stock options and RSUs

(3)	Base salary only

(4)	Annual cash incentive target for 2012, long-term incentive target for the 2012-2014 performance period, and the value of 2012 grant of stock options and RSUs

For 2012 our compensation program for NEOs consisted of the following elements:

•	Base salary

•	Annual cash incentive award

•	Long-term incentive compensation

–	Long-term cash incentive awards

–	Equity compensation

•	Other benefits

Each of these elements is reflected in the Summary Compensation Table and is discussed in detail below.

Base Salary.  We believe a competitive base salary is required to attract and retain high-caliber executive talent and provide a fixed level of compensation commensurate with the level of the position held. The Compensation Committee annually reviews the base salary of each NEO to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities and individual and company performance. The Compensation Committee also considers internal salary levels. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. The Compensation Committee decided to make no changes to base salary for Messrs. Slager and Holmes for 2012. In August 2012, Mr. Boucher’s base salary increased to $475,000 from $400,000 concurrent with his promotion to Executive Vice President, Operations, and in January 2012, Messrs. Hughes’ and Rissman’s base salaries were increased by 2% to $428,400 and $408,000, respectively.

Annual Cash Incentive Compensation.  Annual, performance-based cash bonuses provide our NEOs and other management employees with an opportunity to earn cash bonuses based on achieving our annual business objectives. Under this program, each NEO is eligible to receive an annual cash bonus based upon the company achieving a pre-determined EPS Measure and a pre-determined FCF Measure, both of which are approved by the

Compensation Committee at the beginning of each year following the Board’s approval of our annual budget. These metrics provide for a balanced approach to measuring annual performance.

For compensation purposes for 2012, we defined the EPS Measure, which is not a measure determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”), as our reported earnings per share adjusted to remove the impact of: (a) the loss on extinguishment of debt; and (b) gains or losses from divestitures net of tax; and (c) costs associated with withdrawal from or termination of multi-employer pension plans.

For compensation purposes for 2012, we defined the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less purchases of property and equipment received in 2012, plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows, adjusted to remove the impact of: (1) expenditures related to our merger with Allied, net of tax; (2) legacy Allied tax payments relating to Browning-Ferris Industries, Inc. risk management companies and the Ref-Fuel matter; (3) cash taxes arising from debt extinguishment; (4) tax payments related to business unit divestitures; and (5) costs associated with withdrawal from or termination of multi-employer pension plans.

For 2012, the target EPS Measure was $2.00 per share and the target FCF Measure was $780 million. These measures were designed to be aggressive, but reachable, in light of the challenging economy. The target EPS Measure for 2012 reflected a 7.0% increase over the target 2011 EPS Measure, while the target FCF Measure for 2012 reflected a decrease of 13.3% from the target 2011 FCF Measure. The decrease in our target FCF Measure for 2012 compared to the target FCF Measure for 2011 was primarily due to an expected increase in cash taxes. One-half of the target payout was attributable to each measure. If the EPS Measure target was exceeded, and the FCF Measure target was met or exceeded, the target payout amount to each NEO would increase. That increase would be approximately 6.25% of the target payout amount for each $0.01 by which we exceed the EPS Measure target, up to a maximum of $0.16 per share, resulting in a possible maximum payout equal to 200% of the target payout amount. There would have been no increase over the target payout amount to the NEOs if the EPS Measure target was not exceeded, even if the FCF Measure target was exceeded. If either target was not met, bonus would have been paid at an amount below target if the EPS Measure threshold ($1.84 per share) was exceeded or the FCF Measure threshold ($663 million) was met.

Actual results for 2012 were an EPS Measure of $1.78 per share and an FCF Measure of $766.8 million. Because our financial performance for 2012 did not achieve our expectations, consistent with our pay-for-performance philosophy and our annual cash incentive plan design, our NEOs and other senior executives received 45.8% of their target annual cash incentive amount.

The following table sets forth each NEO’s annual incentive opportunity for 2012, expressed as a percentage of his base salary (with Mr. Boucher’s salary prorated for the year between his two positions), if the threshold, target or maximum levels of performance had been achieved. The last column of the table also shows each NEO’s actual incentive payout for 2012, which amounts are also reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

	Annual Incentive Opportunity as a Percentage of Salary and Actual Payout
Name	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Cash Incentive Payout as a Percent of Salary	2012 Actual Annual Cash Incentive Payout
Donald W. Slager	15.6%	125%	250%	57.3%	$572,500
Tod C. Holmes	12.5%	100%	200%	45.8%	263,350
Robert Boucher	10.0%	80%	160%	36.6%	155,720
Jeffrey A. Hughes	10.0%	80%	160%	36.6%	156,966
Michael P. Rissman	10.0%	80%	160%	36.6%	149,491

For 2013, the annual incentive design remains similar to 2012 with the measures again consisting of the EPS Measure and the FCF Measure. For compensation purposes for 2013, we define the EPS Measure, which is not a measure determined in accordance with U.S. GAAP, as our reported earnings per share adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges. For compensation purposes for 2013, we define the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less purchases of property and equipment received in 2013, plus proceeds from sales of property and equipment , adjusted to remove the impact of: (1) legacy Allied tax payments relating to Browning-Ferris Industries, Inc. risk management companies and the Ref-Fuel matter; (2) cash taxes arising from debt extinguishment; (3) tax payments related to business unit divestitures; (4) costs associated with withdrawal from or termination of multi-employer pension plans; and (5) restructuring payments, net of tax.

For 2013, if our targets for the EPS Measure and the FCF Measure are both met but not exceeded, the percentage of salary target amount to each NEO will be the same percentage of his salary as set forth in the 2012 table above in the “At Target Performance Level” column. One-half of the targeted payout amounts will be attributable to each measure. If the EPS Measure target is exceeded, and the FCF Measure target is met or exceeded, the targeted payout amount to each NEO will increase. That increase is approximately 6.25% of the targeted payout amount for each $0.01 by which we exceed the EPS Measure target, up to a maximum of $0.16 per share, resulting in a possible maximum payout equal to 200% of the targeted payout amount. There is no increase in the targeted payout amount to the NEOs if the EPS Measure target is not exceeded, even if the FCF Measure target is exceeded. If either target is not met, bonus will be paid at an amount below target if the EPS Measure threshold is exceeded or the FCF Measure threshold is met.

Long-Term Incentive Compensation.  Our long-term incentive compensation includes a mix of a performance-based, long-term cash incentive program, RSUs and stock options. Long-term incentive compensation further aligns NEO compensation with the interests of our stockholders by motivating our NEOs to promote Republic’s long-term health and growth.

Long-Term Cash Incentive Compensation.  Similar to annual cash incentive awards, long-term incentive plan (“LTIP”) awards are based on achieving pre-established performance goals. CFVC and ROIC are the key metrics against which performance is measured for our NEOs’ long-term cash incentive awards. We believe that our stockholders are primarily concerned with our ability to generate free cash flow and provide them with a reasonable return on their investment. Therefore, we believe that using these metrics serves to closely align management’s interests with our stockholders’ interests. In addition, we believe that these metrics tie long-term incentive compensation more directly to Republic and our officers’ actual performance rather than measures subject to the volatility of the stock market.

LTIP awards are based on rolling performance periods of three years each. A new performance period begins on January 1 of each year and payouts with respect to each performance period are scheduled to occur following the end of the applicable three-year period. The payouts of the long-term awards are based upon achieving pre-determined levels of (a) CFVC, which we define as operating cash flow minus capital charges, and (b) ROIC, both of which are approved by the Compensation Committee at the beginning of each three-year performance period. If our CFVC and ROIC each exceed their target by 15% or more, then the awards will be a maximum of 150% of the target award amounts. If we achieve CFVC and ROIC at 85% of target (threshold), awards will be 50% of the target award amounts. Results between threshold and target, and results between target and maximum, are interpolated. Each of the two measures, CFVC and ROIC, is weighted equally. If neither threshold is reached, no award will be paid for the applicable three-year performance period.

In 2010, the Compensation Committee established the LTIP target awards and performance targets for the 2010-2012 performance period. The targets for CFVC and ROIC for the 2010-2012 performance period were $2,453.0 million and 6.9%, respectively. Actual CFVC and ROIC performance for the 2010-2012 performance period was $2,192.0 million and 6.7%, respectively, which was below the target level of performance for each measure. Therefore, consistent with our pay-for-performance philosophy, the resulting payout was 77.3% of the target payout amount. The opportunities and actual payouts for the 2010-2012 LTIP performance period are shown in the table below, and the actual payouts are also reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Name	Target LTIP Award	Actual LTIP Payout 2010-2012
Donald W. Slager	$650,000	$502,450
Tod C. Holmes	500,000	386,500
Robert Boucher(1)	149,417	115,499
Jeffrey A. Hughes	187,000	144,551
Michael P. Rissman	250,000	193,250

(1)	Mr. Boucher’s award is prorated for the performance period between his two positions.

In 2011, the Compensation Committee established the long-term incentive payout targets for the 2011-2013 performance period. The target awards payable under this plan to Messrs. Slager, Holmes, Boucher, Hughes and Rissman were established at $900,000, $500,000, $206,000 (based on the target amount and position held prior to Mr. Boucher’s promotion to EVP, Operations), $242,000 and $250,000, respectively.

In 2012, the Compensation Committee established the long-term incentive payout targets for the 2012-2014 performance period. The target awards payable under this plan to Messrs. Slager, Holmes, Boucher, Hughes and Rissman were established at $900,000, $500,000, $242,000, $242,000 and $250,000, respectively.

In 2013, the Compensation Committee established the long-term incentive payout targets for the 2013-2015 performance period. The target awards payable under this plan to Messrs. Slager, Culpepper, Boucher, Hughes and Rissman were established at $900,000, $250,000, $250,000, $250,000, and $250,000, respectively.

For a discussion of how Mr. Holmes’ Retirement Agreement affected his LTIP awards, see page 49.

Equity Compensation.  Our executives are eligible to participate in a long-term equity incentive program that is administered under our 2007 Stock Incentive Plan and under which they may receive equity awards in the form of restricted stock, RSUs and/or stock options. These equity awards focus our executives on long-term stockholder returns by linking the ultimate value of the equity awards to our longer-term performance. The Compensation Committee believes that long-term, stock-based incentive compensation enhances our ability to attract and retain high-quality talent and motivates that talent to sustain our long-term financial performance and increase stockholder value. We further believe that equity awards offer significant motivation to our officers and other eligible employees and serve to align their interests with those of our stockholders. Restricted stock and RSUs encourage both the preservation of value already generated and growth in our future value. Stock options align the interests of our executives with new stockholders whose basis in our stock is at current share price and for whom growth in value from this point forward is of critical interest. While the Compensation Committee will continually evaluate the use of equity compensation types and amounts, it intends to continue to use such awards as part of our overall compensation program.

In January 2012, Messrs. Slager, Holmes, Hughes and Rissman were granted RSUs in the following amounts: 72,596, 45,373, 7,260 and 18,149, respectively, that vest in equal annual installments over four years and will be settled in common stock promptly after vesting (if not deferred into the Deferred Compensation Plan). In February 2012, Mr. Boucher was granted 3,317 RSUs that vest in the same manner. In January 2012, Messrs. Slager, Holmes, Hughes and Rissman were granted stock options in the following amounts: 225,734, 112,867, 56,434 and 56,434, respectively. In February 2012, Mr. Boucher was granted 23,000 stock options. All of the options for the NEOs vest in equal annual installments over four years or as provided in their agreements. In June 2012,

Mr. Holmes was granted 22,805 shares of restricted stock that is equal to a prorated portion of his normal annual award and that vested in full upon his retirement on January 9, 2013.

Other Benefits and Modest Perquisites.  Our executive compensation program includes other benefits and modest perquisites whose value is more fully detailed in the “All Other Compensation” table. The Compensation Committee reviews these other benefits and perquisites annually with respect to their amount and appropriateness. For 2012, the benefits and perquisites to NEOs fell primarily into the following general categories: (a) matching contributions to 401(k) and deferred compensation accounts; (b) retirement contributions to deferred compensation accounts; and (c) value attributable to life insurance we provide to our NEOs.

Matching 401(k) Contributions.  We match a portion of contributions made by all of our employees, including the NEOs, into their 401(k) accounts. This match equals 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee up to a maximum defined by the Internal Revenue Service.

Deferred Compensation Contributions.  Because our NEOs and other employees are limited by federal law as to the amount they may contribute to their 401(k) accounts, which amount in 2012 was $17,000 per year (or $22,500 per year for persons 50 years old or older), we have established a Deferred Compensation Plan that permits participants to defer additional amounts of their compensation to provide better for their retirement. Under the Deferred Compensation Plan, most participants also are eligible for matching contributions. The matching contribution under the Deferred Compensation Plan is equal to the lesser of two percent of the participant’s eligible compensation under the plan over the established 401(k) limit, which in 2012 was $250,000, or 50% of the amount the participant has deferred.

In addition, in 2005, we began making discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts. The Compensation Committee reviews these discretionary amounts annually, and may change the amounts or discontinue the contributions at any time. Each contribution amount is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, retirement contributions vest in one of four ways: (1) upon a participant satisfying the age, service and, in certain instances, notice requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Per his employment agreement, effective as of May 2009, Mr. Holmes was credited $1,000,000 to his deferred compensation account in 2010. This amount vested immediately on the grant date and will be paid in accordance with the terms of the plan. Mr. Boucher received a contribution of $55,000 to his deferred compensation account in 2011 and a contribution of $65,000 to his deferred compensation account in 2012. Mr. Hughes received a contribution of $55,000 to his deferred compensation account in 2010, and a contribution of $65,000 to his deferred compensation account in each of 2011 and 2012. Mr. Rissman received a $65,000 contribution to his deferred compensation account in each of 2010, 2011 and 2012. The contributions will vest under the terms of the Deferred Compensation Plan, as described above.

Mr. Slager is entitled to a benefit, which was preserved in his new employment agreement from his prior agreement with Allied, that requires us to pay him a specified amount after termination of his employment for any reason. This payment per his agreement is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination (the “Supplemental Retirement Benefit”). In 2012, the Supplemental Retirement Benefit increased by $164,199.

Supplemental Life Insurance.  We provide life insurance equal to one times salary for all of our full-time, non-probationary employees. Pursuant to his employment agreement, we provided life insurance equal to two times salary for Mr. Holmes until his retirement on January 9, 2013.

Airplane Use.  Our Chief Executive Officer is permitted to use our airplane for personal travel. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to Mr. Slager for personal travel. Other NEOs are permitted to use the aircraft for personal use if the Chief Executive Officer is aboard. At each quarterly meeting, the Compensation Committee reviews the personal use of our airplane for the immediately preceding quarter for reasonableness.

Dividends.  Generally, our executives who receive grants of restricted stock and RSUs receive any dividends we declare on our common stock following the date on which they are granted restricted stock or RSUs. For RSUs, the dividends are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of stock underlying the RSUs they hold on the dividend record date. We believe that permitting our executives to receive dividends on awards not yet vested is appropriate because we grant equity to align their interests with our stockholders’ interests, which includes the economic rewards and risks inherent in share ownership.

Employment Agreements

We maintain employment agreements with some of our senior executives to clarify their employment rights and responsibilities and to impose certain post-employment limitations on their rights to compete with us or to solicit our customers or employees. For information regarding these agreements, see “Executive Compensation — Employment Agreements and Post-Employment Compensation.”

Executive Separation Policy

In 2010, the Compensation Committee adopted the Republic Services, Inc. Executive Separation Policy (the “Separation Policy”) to ensure that Republic is able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our stockholders. The Compensation Committee also established the Separation Policy to enable the Compensation Committee to cover executives under the policy who may be hired or promoted in the future rather than entering into individual employment agreements with those executives. The Separation Policy describes the benefits we will provide the executives under certain circumstances if their employment ends. The Separation Policy is in effect for any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President, Senior Vice President, Region President, Vice President or Area President (collectively, the “Covered Executives”) who does not have an employment agreement with us. Currently, Messrs. Boucher and Rissman are the only NEOs who are covered under the Separation Policy.

Under the Separation Policy, Covered Executives (other than those who have employment agreements) will receive severance benefits if we terminate their employment without “cause” (as defined in the policy). The Separation Policy also provides for enhanced severance benefits for a termination “without cause” or a resignation for “good reason” within one year following a “change in control” (each as defined in the policy). Severance benefits are payable only if the employee signs the appropriate form of our Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement and signs a separation agreement containing a waiver and release of legal claims. The Compensation Committee may modify or terminate the Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification applies to all Covered Executives in the same category.

Stock Ownership Guidelines and Anti-Hedging Policy

We maintain stock ownership guidelines for our executive officers and other members of senior management, ranging up to five times salary for our Chief Executive Officer. For a discussion of our stock ownership guidelines and anti-hedging policy, see “Security Ownership of the Board of Directors and Management — Security Ownership and Anti-Hedging Policy” above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of certain compensation in excess of $1.0 million paid to each of any publicly-held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the Chief Financial Officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). Our compensation programs are structured to support organization goals and priorities and stockholder interests. Although we consider accounting and tax treatments when making compensation decisions, they are not determinative and from time to time our Compensation Committee or Board uses non-deductible forms of compensation (e.g., time-vested restricted stock and RSUs) when it deems them necessary or advisable to attract, retain or incentivize our executives.

The options we grant to our executive officers are intended to qualify as performance-based compensation that is not subject to deduction limits. The restricted stock and RSUs we grant to our executive officers do not qualify as performance-based because they vest over time rather than based on performance. Payments under the stockholder-approved Executive Incentive Plan approved by stockholders at the 2009 annual meeting, including annual and long-term incentive payments, are intended to qualify as performance-based compensation that complies with Section 162(m).

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Larson, Nutter, Sorensen and Wickham served as members of the Compensation Committee during 2012. Mr. Sorensen rotated off the Compensation Committee after the annual meeting of stockholders on May 17, 2012 when he moved to the Audit Committee. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During 2012, none of our executive officers served on the compensation committee or board of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

William J. Flynn, Chairperson

Michael Larson

W. Lee Nutter

Michael W. Wickham

Compensation Program as It Relates to Risk Management

We do not believe our compensation programs for our NEOs or our other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase stockholder value on both an annual and a longer-term basis, primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and regional managers are based on achieving earnings per share and free cash flow goals established by the Compensation Committee, which is comprised solely of independent directors. LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to stockholder return.

Area Presidents and other key managers participate in the LTIP and equity incentive plan. Their annual cash incentive compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing and net sales growth.

General Managers in our field organizations receive stock options as their long-term incentive to align them with our stockholders. General Managers and their teams also receive salary and annual cash incentive compensation tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increases, productivity improvements, safety, net sales growth, environmental compliance and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with an anti-hedging policy, both of which encourage long-term performance rather than short-term windfalls.

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation we paid during 2012 to our Chief Executive Officer, our Chief Financial Officer and our other executive officers serving as of the end of 2012 for services rendered in all capacities to Republic during 2012, 2011 and 2010. We refer to the individuals shown in the table below as the NEOs.

Name and Principal 2012 Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Donald W. Slager	2012	1,000,000	—	2,000,020	1,000,002	1,074,950	283,765	5,358,737
President and Chief Executive	2011	1,000,000	—	—	1,000,002	12,282,700	178,634	14,461,336
Officer	2010	875,000	—	3,633,338	649,998	1,268,400	163,266	6,590,002

Tod C. Holmes	2012	575,000	—	1,833,378	500,001	649,850	40,034	3,598,263
Executive Vice President and	2011	575,000	—	1,249,990	500,001	9,272,750	45,076	11,642,817
Chief Financial Officer	2010	575,000	—	1,250,018	500,000	694,600	1,045,152	4,064,770

Robert Boucher	2012	425,000	—	100,008	111,550	271,219	129,129	1,036,906
Executive Vice President,
Operations

Jeffrey A. Hughes	2012	428,400	—	200,013	250,003	301,517	90,636	1,270,570
Executive Vice President,	2011	420,000	—	—	123,050	1,008,360	90,910	1,642,320
Human Resources

Michael P. Rissman	2012	408,000	—	500,005	250,003	342,741	87,238	1,587,987
Executive Vice President,	2011	400,000	—	500,002	249,998	988,733	76,165	2,214,898
General Counsel and	2010	400,000	—	500,007	250,000	386,560	76,373	1,612,940
Corporate Secretary

(1)	Mr. Boucher and Mr. Hughes became executive officers on August 24, 2012 and July 26, 2011, respectively. For each, his compensation is shown only for the year in which he became an executive officer and thereafter. Mr. Holmes was our Executive Vice President and Chief Financial Officer during all of 2012, and retired on January 9, 2013. Mr. Holmes was replaced by Glenn A. Culpepper.

(2)	Included in the Stock Awards column is the grant date fair value of restricted stock and RSU awards granted in 2012, 2011 and 2010, calculated in accordance with FASB ASC Topic 718. Included in the Option Awards column is the grant date fair value of stock option awards granted in 2012, 2011 and 2010, as determined pursuant to FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718. The amounts shown in the table above reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs.

(3)	The amounts shown for 2012 reflect the 2012 annual incentive and the 2010-2012 long-term incentive awards (LTIP). All amounts shown were paid in 2013. The amounts shown for 2011 reflect the 2011 annual incentive, the 2009-2011 LTIP and one-time synergy bonuses. All amounts were paid in 2012. The amounts shown for 2010 reflect the 2010 annual incentive. All amounts were paid in 2011.

The amounts earned by each of the NEOs for 2012 are shown in the table below:

Name	Annual Cash Incentive	2010-2012 LTIP
Donald W. Slager	$572,500	$502,450
Tod C. Holmes	263,350	386,500
Robert Boucher	155,720	115,499
Jeffrey A. Hughes	156,966	144,551
Michael P. Rissman	149,491	193,250

(4)	See “All Other Compensation for 2012” table for more information regarding amounts shown in this column for 2012.

All Other Compensation for 2012

Name	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)(3)	Relocation ($)	Total ($)
Donald W. Slager	10,000	14,928	164,199	1,770	82,142	10,726	—	283,765
Tod C. Holmes	10,000	20,492	—	9,306	—	236	—	40,034
Robert Boucher	10,000	3,700	65,000	621	—	—	49,808	129,129
Jeffrey A. Hughes	10,000	11,618	65,000	2,639	1,379	—	—	90,636
Michael P. Rissman	10,000	10,831	65,000	976	—	431	—	87,238

(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is an amount, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidance and differs from the valuation under applicable tax guidelines.

(3)	The amounts shown include: (a) for Mr. Slager, the cost of legal fees associated with the negotiation in 2012 of his amended and restated employment agreement that we paid on his behalf as required by the agreement; and (b) for Messrs. Holmes and Rissman, taxable income for shared payment for health club dues for participation in our wellness program.

Grants of Plan-Based Awards in 2012

The following table sets forth information concerning each grant of an award we made to an NEO during the year ended December 31, 2012 under the Executive Incentive Plan or the Amended and Restated 2007 Stock Incentive Plan. Information regarding our awards under these plans is included in our Compensation Discussion and Analysis.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type(1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Donald W. Slager	Restricted Stock Units	1/3/2012				72,596			2,000,020
	Stock Options	1/3/2012					225,734	27.55	1,000,002
	Long-Term Incentive Compensation (2012-2014)	2/7/2012	225,000	900,000	1,350,000
	Annual Incentive Compensation	2/7/2012	39,063	1,250,000	2,500,000
Tod C. Holmes(4)	Restricted Stock Units	1/3/2012				45,373			1,250,026
	Restricted Stock	6/22/2012				22,805			583,352
	Stock Options	1/3/2012					112,867	27.55	500,001
	Long-Term Incentive Compensation (2012-2014)	2/7/2012	125,000	500,000	750,000
	Annual Incentive Compensation	2/7/2012	17,969	575,000	1,150,000
Robert Boucher	Restricted Stock Units	2/10/2012				3,317			100,008
	Stock Options	2/10/2012					23,000	30.15	111,550
	Long-Term Incentive Compensation (2012-2014)	2/7/2012	60,500	242,000	363,000
	Annual Incentive Compensation(5)	2/7/2012	10,625	340,000	680,000
Jeffrey A. Hughes	Restricted Stock Units	1/3/2012				7,260			200,013
	Stock Options	1/3/2012					56,434	27.55	250,003
	Long-Term Incentive Compensation (2012-2014)	2/7/2012	60,500	242,000	363,000
	Annual Incentive Compensation	2/7/2012	10,710	342,720	685,440
Michael P. Rissman	Restricted Stock Units	1/3/2012				18,149			500,005
	Stock Options	1/3/2012					56,434	27.55	250,003
	Long-Term Incentive Compensation (2012-2014)	2/7/2012	62,500	250,000	375,000
	Annual Incentive Compensation	2/7/2012	10,200	326,400	652,800

(1)	All equity awards granted in 2012 were granted under the Amended and Restated 2007 Stock Incentive Plan. Annual and long-term cash incentive awards were granted under the Executive Incentive Plan. For further details regarding the annual and long-term cash compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The stock option awards shown above are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date, and expire seven years from the grant date. The RSU awards are scheduled to vest in equal annual installments over four years, beginning on the first anniversary of the grant date.

(2)	This shows the payouts that would have been earned under the respective incentive awards if the minimum performance level were achieved. If the minimum level of performance were not achieved, no payout under the respective awards would be made.

(3)	If the maximum level of performance were achieved under the annual cash incentive plan, the maximum payout would have been 200% of target. If the maximum level of performance were achieved under the long-term incentive plan, the maximum payout would have been 150% of target.

(4)	For a discussion of how these awards were treated upon Mr. Holmes’ retirement, see pages 49-50.

(5)	The annual cash incentive target award for Mr. Boucher is the sum of the prorated target award amount for his previous position and an equivalent amount for the period of time for which he was the EVP, Operations in 2012, based on the number of completed months in each position.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects restricted stock, RSU and stock option awards granted to the NEOs that were outstanding as of December 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year End
	Stock Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/30/2005	59,850	—	19.42	12/30/2015
	12/5/2006	74,970	—	28.69	12/5/2016
	12/11/2007	112,500	—	25.51	12/11/2017
	12/9/2008	123,570	—	23.74	12/9/2015
	1/4/2010	57,829	57,829	28.68	1/4/2017
	1/3/2011	46,468	139,406	30.05	1/3/2018
	1/3/2012	—	225,734	27.55	1/3/2019
						1/4/2010	30,738	901,546
						6/25/2010	32,290	947,066
						1/3/2012	74,306	2,179,395
Tod C. Holmes(2)	12/9/2008	89,060	—	23.74	12/9/2015
	1/4/2010	44,484	44,484	28.68	5/1/2016
	1/3/2011	23,234	69,703	30.05	5/1/2016
	1/3/2012	—	112,867	27.55	5/1/2016
						1/4/2010	23,524	689,959
						1/3/2011	32,829	962,875
						1/3/2012	46,441	1,362,115
						6/22/2012	22,805	668,871
Robert Boucher	7/27/2010	4,000	4,000	32.25	7/27/2017
	2/15/2011	5,750	17,250	29.84	2/15/2018
	2/10/2012	—	23,000	30.15	2/10/2019
						2/10/2012	3,368	98,783
Jeffrey A. Hughes	12/30/2005	15,300	—	19.42	12/30/2015
	12/5/2006	22,500	—	28.69	12/5/2016
	12/11/2007	15,750	—	25.51	12/11/2017
	12/9/2008	14,260	—	23.74	12/9/2015
	2/16/2010	4,750	4,750	27.02	2/16/2017
	2/15/2011	5,750	17,250	29.84	2/15/2018
	1/3/2012	—	56,434	27.55	1/3/2019
						1/3/2012	7,431	217,951
Michael P. Rissman	7/30/2007	9,000	—	28.00	7/30/2017
	12/11/2007	6,300	—	25.51	12/11/2017
	12/9/2008	9,510	—	23.74	12/9/2015
	1/4/2010	22,242	22,242	28.68	1/4/2017
	1/3/2011	11,617	34,851	30.05	1/3/2018
	1/3/2012	—	56,434	27.55	1/3/2019
						1/4/2010	9,411	276,025
						1/3/2011	13,132	385,162
						1/3/2012	18,576	544,834

(1)	The value of the RSUs and restricted stock is based on $29.33 per share, which was the closing price of Republic’s stock on December 31, 2012, the last trading day of our fiscal year.

(2)	Mr. Holmes retired as of January 9, 2013. All of his outstanding equity became vested as of that date, and will be exercisable as of his retirement date in accordance with the underlying equity agreements. His stock options will remain exercisable for three years from May 1, 2013, unless the term of the option expires before that date.

(3)	The vesting dates and number of shares vesting for the options, restricted stock and RSUs are shown in the following table.

	Stock Options		Stock
Name	Date	Vesting	Date	Vesting

Donald W. Slager	1/3/2013	46,469	1/3/2013	18,576
	1/3/2013	56,433	1/4/2013	15,369
	1/4/2013	28,914	6/25/2013	16,145
	1/3/2014	46,468	1/3/2014	18,577
	1/3/2014	56,434	1/4/2014	15,369
	1/4/2014	28,915	6/25/2014	16,145
	1/3/2015	46,469	1/3/2015	18,576
	1/3/2015	56,433	1/3/2016	18,577
	1/3/2016	56,434

Tod C. Holmes	1/3/2013	23,234	1/3/2013	10,943
	1/3/2013	28,216	1/3/2013	11,610
	1/4/2013	22,242	1/4/2013	11,762
	1/9/2013	23,234	1/9/2013	5,701
	1/9/2013	28,217	1/9/2013	10,943
	1/9/2013	22,242	1/9/2013	11,610
	1/9/2013	23,235	1/9/2013	11,762
	1/9/2013	28,217	1/9/2013	5,701
	1/9/2013	28,217	1/9/2013	10,943
			1/9/2013	11,610
			1/9/2013	5,701
			1/9/2013	11,611
			1/9/2013	5,702

Robert Boucher	2/10/2013	5,750	2/10/2013	842
	2/15/2013	5,750	2/10/2014	842
	7/27/2013	2,000	2/10/2015	842
	2/10/2014	5,750	2/10/2016	842
	2/15/2014	5,750
	7/27/2014	2,000
	2/10/2015	5,750
	2/15/2015	5,750
	2/10/2016	5,750

Jeffrey A. Hughes	1/3/2013	14,108	1/3/2013	1,857
	2/15/2013	5,750	1/3/2014	1,858
	2/16/2013	2,375	1/3/2015	1,858
	1/3/2014	14,109	1/3/2016	1,858
	2/15/2014	5,750
	2/16/2014	2,375
	1/3/2015	14,108
	2/15/2015	5,750
	1/3/2016	14,109

Michael P. Rissman	1/3/2013	11,617	1/3/2013	4,377
	1/3/2013	14,108	1/3/2013	4,644
	1/4/2013	11,121	1/4/2013	4,705
	1/3/2014	11,617	1/3/2014	4,377
	1/3/2014	14,109	1/3/2014	4,644
	1/4/2014	11,121	1/4/2014	4,706
	1/3/2015	11,617	1/3/2015	4,378
	1/3/2015	14,108	1/3/2015	4,644
	1/3/2016	14,109	1/3/2016	4,644

Option Exercises and Stock Vested in 2012

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the NEOs during the year ended December 31, 2012. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	—	—	83,780	2,359,344
Tod C. Holmes(1)	—	—	32,821	918,985
Robert Boucher	—	—	—	—
Jeffrey A. Hughes	—	—	—	—
Michael P. Rissman(1)	—	—	8,910	244,779

(1)	Amounts vested in 2012 include RSUs deferred by Mr. Holmes and Mr. Rissman. Mr. Holmes had deferred 22,182 RSUs ($609,390 at the time of vesting) that vested in 2012 and that will be distributed in accordance with his distribution elections following his separation from service. Mr. Rissman had deferred 4,276 RSUs ($117,804 at the time of vesting) that vested in 2012 and that will be distributed in accordance with his deferral elections following his separation from service.

Nonqualified Deferred Compensation in 2012

The following table reflects information concerning the participation of our NEOs in our nonqualified deferred compensation plan and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2012. For a description of that plan and his benefit, see “Executive Compensation — Compensation Discussion and Analysis — Other Benefits and Modest Perquisites — Deferred Compensation Contributions.”

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Donald W. Slager	1,372,405	179,127	90,604	—	4,408,902
Tod C. Holmes	2,160,765	20,492	575,839	—	5,470,212
Robert Boucher	236,931	68,700	18,794	—	398,418
Jeffrey A. Hughes	581,292	76,618	140,771	—	1,899,188
Michael P. Rissman	166,411	75,831	49,654	—	538,224

(1)	For Messrs. Slager, Holmes, Boucher, Hughes and Rissman, executive contributions in the last fiscal year include amounts included in Base Salary and in All Other Compensation in the Summary Compensation Table for 2012.

(2)	This column includes retirement contributions made by Republic to the plan on behalf of Messrs. Boucher, Hughes and Rissman in the amount of $65,000 for each executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him within six months of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above reflects the annual increase to the payment. All other amounts in this column relate to matching contributions made by Republic during 2012 that are attributable to 2011 executive contributions.

(3)	For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2012. For cash deferrals, earnings are calculated based on the performance of measurement funds selected by the participants.

(4)	Includes amounts reported in the 2012 Summary Compensation Table as compensation for 2012, 2011 or 2010: Mr. Slager: $1,551,533 in 2012, $183,235 in 2011 and $146,223 in 2010; Mr. Holmes: $2,222,694 in 2012, $713,396 in 2011 and $1,620,040 in 2010; Mr. Boucher: $305,631 in 2012; Mr. Hughes: $657,910 in 2012, $142,700 in 2011; Mr. Rissman: $370,736 in 2012, $93,000 in 2011 and $65,000 in 2010.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. Slager, Holmes and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Messrs. Holmes and Hughes, except that Mr. Holmes’ restrictions last three years if his employment is terminated by us without cause or he has a termination for good reason within two years after a change in control. Mr. Slager’s restrictions last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and long-term incentive plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Messrs. Boucher and Rissman do not have employment agreements with us. Instead, each participates in our Separation Policy, and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if Mr. Boucher or Mr. Rissman: (1) signs an agreement containing non-solicitation, confidentiality, and arbitration provisions and, if appropriate, a non-competition provision; (2) executes a separation agreement containing a full release of legal claims; (3) refrains from disparaging Republic following his employment with us; and (4) provides reasonable cooperation and assistance concerning legal or business matters as requested by the company following his employment. The Separation Policy also provides for accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Mr. Slager.  Mr. Slager’s employment agreement was amended and restated effective March 29, 2012. The principal reason for the amendment was to remove the excise tax gross-up protection that had been retained from his prior agreement with Allied; his employment agreement now has no tax gross-up protection. The amendment also made the treatment of Mr. Slager under the Executive Incentive Plan, which was approved by stockholders in 2009, in the event of his death consistent with the treatment of all other company personnel participating in that plan by providing that Mr. Slager’s beneficiary or estate will receive payment of all outstanding annual and long-term cash incentive awards at 100% of his target award amount in the event of his death. Mr. Slager’s employment agreement previously was amended in 2010 in conjunction with his promotion to Chief Executive Officer effective January 1, 2011. The term of Mr. Slager’s agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Slager’s base salary for 2011 under the agreement was $1,000,000, and his target annual incentive compensation was 125% of salary with a range of 0% to 250% of salary. Pursuant to his 2010 agreement, Mr. Slager received shares of restricted stock with a value of $2,000,000 on June 25, 2010 in lieu of a discretionary annual grant of restricted stock for 2011. These shares vest 25% on each anniversary thereafter, provided that Mr. Slager is employed by us on such date, or as otherwise provided in the agreement. In addition, Mr. Slager is entitled to a Supplemental Retirement Benefit, which was preserved from his prior agreement with Allied, payable within six months following termination of employment if Mr. Slager has a termination of employment for any reason. This payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. Pursuant to the terms of his prior January 2009 agreement, Mr. Slager received shares of restricted stock (the “Special Restricted Stock Award”) with a value of $1,000,000 upon execution of the agreement. The Special Restricted Stock Award vested in full in January 2012.

Mr. Holmes.  Under Mr. Holmes’ employment agreement, his base salary for 2012 was $575,000 and his target annual incentive compensation was 100% of salary, with a range of 0% to 200% of salary. In accordance with his employment agreement, a payment in the amount of $3,100,000, that is attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, is payable within six months following termination of employment other than a termination by the company for cause or his resignation without good reason before retirement. In addition, he will receive a lump sum payment of $1,900,000, payable within six months after termination. Under his employment agreement, Mr. Holmes is entitled to a gross-up payment for any excise taxes that may be due as a result of our merger with Allied. While we believe that any payments to him should not be subject to excise taxes, if it is subsequently determined that some or all of his payments are contingent on our merger with Allied and are not reasonable compensation for his services, he would be entitled to a gross up-payment.

We entered into a retirement agreement with Mr. Holmes on June 22, 2012 that provided for his retirement on May 1, 2013 or, if requested by the Board, at an earlier date. To ensure an orderly and smooth transition to Mr. Holmes’ successor, Mr. Holmes expressed his willingness to help select his successor and to be available prior to his retirement to provide assistance to his selected successor in addition to continuing with his regular employment duties and responsibilities. The Board determined that the transition could be completed successfully prior to May 1, 2013 and asked Mr. Holmes to retire on January 9, 2013, which triggered certain benefits under the retirement agreement. Under the retirement agreement, Mr. Holmes: (1) will provide consulting services through December 31, 2013 if requested by Republic or by his successor; (2) will receive effectively the same compensation and benefits that he would have received under his employment agreement if he had retired on May 1, 2013; and (3) received promptly after execution of the retirement agreement an Accelerated Restricted Stock Award, which was in lieu of a discretionary annual equity grant for 2013. The Accelerated Restricted Stock Award had a grant-date value of $583,333, which is four-twelfths of the grant-date value of the discretionary annual equity grant (RSUs and stock options) Mr. Holmes received in 2012. The Accelerated Restricted Stock Award vested in full upon Mr. Holmes’ retirement on January 9, 2013.

Mr. Boucher.  Prior to his promotion to Executive Vice President, Operations, Mr. Boucher was Senior Vice President, Region Operations for the South Region. Mr. Boucher’s salary until his promotion was $400,000, at which time it was raised to $475,000. His target annual incentive compensation for 2012 is 80% of salary, with a range of 0% to 160% of salary.

Mr. Hughes.  Mr. Hughes entered into an employment agreement that was effective as of the effective time of the merger with Allied. Mr. Hughes’ base salary for 2012 was $428,400. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Rissman.  Prior to his promotion to General Counsel, Mr. Rissman had an employment agreement with us. In connection with his promotion, Mr. Rissman agreed to the cancellation of his former employment agreement in return for his participation in our Separation Policy. Mr. Rissman’s base salary for 2012 was $408,000. Mr. Rissman’s target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Described below is the post-employment consideration payable to Messrs. Slager, Holmes, Boucher, Hughes and Rissman pursuant to the provisions of their respective employment agreements, or in the case of Messrs. Boucher and Rissman, the Separation Policy, in the event of a covered termination. The tables on the following pages provide information regarding benefits that would have been payable to our NEOs under the terms of current benefit plans and employment agreements, or in the case of Messrs. Boucher and Rissman, under our Separation Policy, upon the occurrence of certain events of termination, assuming the specified events occurred on December 31, 2012. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the best of our ability the amounts that would have been payable to Messrs. Slager, Holmes, Boucher, Hughes and Rissman upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by the company (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Messrs. Slager or Holmes, by them for good reason; (4) termination by the company without cause or by the executive for good reason following a change in control; and (5) retirement. You should note that given that Mr. Holmes retired on January 9, 2013, none of the other termination events will ever occur.

We can terminate an executive’s employment without cause at any time. In general, Mr. Slager can, and prior to his retirement Mr. Holmes could, terminate his employment for good reason at any time if: (a) the executive’s duties and responsibilities have been materially reduced; (b) we have breached the employment agreement and not timely cured the breach; (c) we have terminated or reduced the executive’s participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) the executive’s office is relocated outside of Maricopa County, Arizona; (e) the continuation of the executive’s rolling employment period is terminated; (f) in the case of Mr. Slager, his resignation from, or the expiration of his term as a director of, the Board, in either case only if such event occurs as a result of his failure to receive the required votes by the company’s stockholders to be re-elected to the Board; (g) in the case of Mr. Holmes, we had reduced his salary by more than ten percent from the prior year; or (h) in the case of Mr. Holmes, we terminated and did not substitute a bonus plan in which he participates. Messrs. Boucher, Hughes and Rissman can terminate their employment for good reason during the one year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of any calculations in the following tables related to our common stock, the value of restricted stock and RSUs is based on a price of $29.33, the closing price of our stock on December 31, 2012, the last trading day of our 2012 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, since actual payouts of the 2011-2013 and 2012-2014 long-term cash incentive performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target. Lastly, Mr. Boucher’s target award amount for his 2012 annual cash incentive award is the sum of the target amount for the number of months he held the position of Senior Vice President, Southern Region and an equivalent amount, prorated for the number of months he held the position of Executive Vice President, Operations following his promotion.

Death or Disability

Severance

•

For Mr. Slager, continued base salary for three years, payable in accordance with the company’s standard payroll practices, and mitigated, in the case of disability only, to the extent payments are made to him pursuant to any disability insurance policies paid for by the company.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination.

Equity

•	Immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

Cash Incentive Awards

•

For Mr. Slager, in the event of disability, all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period. In the event of death, all annual and long-term cash incentive awards shall vest and be payable at target within 30 days of the date of termination, except that any awards determined to be earned prior to his death shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

•

For Mr. Holmes, all annual and long-term cash incentive awards vest and become payable at target within 30 days of the date of termination, except that any awards determined to be earned prior to his death or disability shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

•

For Messrs. Boucher, Hughes and Rissman, in the event of death all annual and long-term cash incentive awards vest and become payable at target within 30 days of the date of termination, and in the event of disability all annual and long-term cash incentive awards shall vest and be payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable within 2  1/2 months following the end of the performance period; except that, in either case, any awards determined to be earned prior to death or disability shall be payable within 2  1/2 months following the end of the applicable performance period at the actual amount determined to be earned.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination due to death or disability.

•

For Mr. Holmes, a payment of $3,100,000 attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days.

•

In the event of disability, continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Mr. Holmes — up to two years; and Messrs. Boucher, Hughes and Rissman — in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation — Death

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$4,028,006	$439,395	$3,700,000	$2,900,857	$14,068,258
Tod C. Holmes	1,900,000	3,014,948	229,818	2,075,000	4,447,433	11,667,199
Robert Boucher	—	98,783	—	937,417	125,087	1,161,287
Jeffrey A. Hughes	—	217,951	111,425	1,013,720	235,315	1,578,411
Michael P. Rissman	—	1,206,020	114,910	1,076,400	314,273	2,711,603

(1)	For each of the NEOs, this amount reflects the target 2012 annual cash incentive award and the target LTIP awards for the 2010-2012, 2011-2013 and 2012-2014 performance periods.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Boucher, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Post-Employment Compensation — Disability

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$4,028,006	$439,395	$1,974,950	$2,900,857	$12,343,208
Tod C. Holmes	1,900,000	3,014,948	229,818	2,075,000	4,447,433	11,667,199
Robert Boucher	—	98,783	—	461,437	125,087	685,307
Jeffrey A. Hughes	—	217,951	111,425	589,992	235,315	1,154,683
Michael P. Rissman	—	1,206,020	114,910	454,891	314,273	2,090,094

(1)	For Messrs. Slager, Boucher, Hughes and Rissman, amounts include the actual 2012 annual incentive award, the actual LTIP award for the 2010-2012 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2011-2013 and 2012-2014 LTIP performance periods. For Mr. Holmes, this amount reflects his target 2012 annual cash incentive award and his target LTIP awards for each of the 2010-2012, 2011-2013 and 2012-2014 performance periods.

(2)

For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Boucher, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf that will be paid to the executive upon the executive’s disability, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by Republic or by Messrs. Slager or Holmes for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years, payable in accordance with our standard payroll practices.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination.

•	For Messrs. Boucher and Hughes, continued base salary for one year.

•	For Mr. Rissman, continued base salary for two years.

Equity

•

For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•	For Mr. Holmes, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Boucher, Hughes and Rissman, continued vesting of all outstanding equity for up to one year following termination and continued exercisability of vested options for up to one year following termination, but not beyond the original term of the option.

Cash Incentive Awards

•

For Messrs. Slager and Holmes, all annual and long-term cash incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Messrs. Boucher, Hughes and Rissman, all annual cash incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee based on actual company performance, to be paid within 2  1/2 months following the end of the performance period; the right to receive an award for any outstanding long-term incentive plan performance period shall be forfeited.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

•

For Mr. Holmes, a payment of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable in a lump sum within 60 days. Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Holmes and Rissman — up to two years; and Messrs. Boucher and Hughes — up to one year.

•	For Messrs. Slager and Holmes, outplacement services for up to one year, with such benefit not to exceed $50,000 for each executive.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,000,000	$—	$—	$1,974,950	$2,900,857	$50,000	$7,925,807
Tod C. Holmes	1,900,000	3,014,948	229,818	1,149,850	4,447,433	50,000	10,792,049
Robert Boucher(5)	475,000	24,696	—	155,720	125,087	—	780,503
Jeffrey A. Hughes(5)	428,400	54,488	30,599	156,966	235,315	—	905,768
Michael P. Rissman(5)	816,000	402,608	32,342	149,491	314,273	—	1,714,714

(1)	Under the provisions of his employment agreement, Mr. Slager would receive immediate vesting of outstanding equity that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2012, for purposes of this table, no outstanding equity would vest in connection with such termination.

(2)	For Mr. Slager, amounts include his actual 2012 annual incentive award, his actual LTIP award for the 2010-2012 performance period, and a prorated amount based on actual Company results (but calculated using target for purposes of the table above) for the 2011-2013 and 2012-2014 LTIP performance periods. For Mr. Holmes, this amount reflects his actual 2012 annual cash incentive award, his actual LTIP award for the 2010-2012 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for each of the 2011-2013 and 2012-2014 LTIP performance periods. For Messrs. Boucher, Hughes and Rissman, the amount in this column reflects the actual award for the 2012 annual cash incentive award.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Boucher, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Messrs. Slager and Holmes, amount is for outplacement services.

(5)	Absent a change in control, Messrs. Boucher, Hughes and Rissman may not terminate for “Good Reason” and consideration described above would only be provided in the event of a termination by the company without Cause.

Without Cause by the Company or by the Executive for Good Reason — Following a Change in Control

The payments described below apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within two years following a change in control for Mr. Holmes, or within one year following a change in control for Messrs. Boucher, Hughes and Rissman.

Severance

•

For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual and long-term cash incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•

For Mr. Holmes, a lump sum payment within six months of termination that is equal to three times the sum of annual and long-term cash incentive awards, based on the target award amounts for the year of termination.

•	For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months following his termination of employment.

•

For Messrs. Boucher, Hughes and Rissman, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•

For Mr. Slager, immediate vesting of all outstanding equity that otherwise would have vested in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•

For Messrs. Holmes, Boucher, Hughes and Rissman, immediate vesting of all outstanding equity and continued exercisability of vested options for up to three years for Mr. Holmes and up to one year for Messrs. Boucher, Hughes and Rissman following the executive’s termination, but not beyond the original term of the option.

Cash Incentive Awards

•	All annual and long-term cash incentive awards outstanding as of the change in control vest and become payable at target no later than ten days following the change in control.

•

For Messrs. Slager and Holmes, all annual and long-term cash incentive awards for performance periods commencing after the change in control vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

•

For Messrs. Boucher, Hughes and Rissman, all long-term cash incentive awards for performance periods commencing after the change in control vest and become payable at target within 2  1/2 months following the end of the applicable performance period.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his termination.

•

For Mr. Holmes, a payment of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation payable in a lump sum within 60 days.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Messrs. Holmes and Rissman — up to two years; and Messrs. Boucher and Hughes — up to one year.

•	For Messrs. Slager and Holmes, outplacement services for up to one year, with such benefit not to exceed $50,000 for each executive.

Post-Employment Compensation — Termination without Cause by the Company or by the Executive for Good Reason Following a Change in Control(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Other Payments(5)	Total Compensation Payable
Donald W. Slager	$8,700,000	$—	$—	$3,700,000	$2,900,857	$50,000	$15,350,857
Tod C. Holmes	5,125,000	3,014,948	229,818	2,075,000	4,447,433	50,000	14,942,199
Robert Boucher	1,710,000	98,783	—	937,417	125,087	—	2,871,287
Jeffrey A. Hughes	1,542,240	217,951	111,425	1,013,720	235,315	—	3,120,651
Michael P. Rissman	1,468,800	1,206,020	114,910	1,076,400	314,273	—	4,180,403

(1)	The payments set forth in this table assume change in control occurring on December 31, 2012.

(2)	Mr. Slager is entitled to immediate vesting of outstanding equity that would otherwise vest in the year of termination. Since his termination is deemed to occur on December 31, 2012, for purposes of this table, no outstanding equity would vest in connection with such termination.

(3)	Amounts include target 2012 annual incentive awards and LTIP awards for each of the 2010-2012, 2011-2013 and 2012-2014 LTIP performance periods.

(4)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Mr. Holmes, this includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. For Messrs. Holmes, Boucher, Hughes and Rissman, this includes the employer contributions to the Deferred Compensation Plan made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(5)	For Messrs. Slager and Holmes, amount is for outplacement services.

Retirement (upon satisfying Republic’s definition of “retirement age” and notice provisions)

Severance

•

For Mr. Holmes, a lump sum payment of $1,900,000, payable within six months after termination and an additional payment equal to a pro rata portion of his base salary for the period of time from his actual retirement date through May 1, 2013.

Equity

•	For Mr. Holmes, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from May 1, 2013 or the remaining term of the option.

•	For the other NEOs, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

Cash Incentive Awards

•

All annual and long-term cash incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period for Messrs. Slager and Holmes, or payable within 2  1/2 months following the end of the applicable performance period for Messrs. Boucher, Hughes and Rissman.

•

Mr. Holmes also is entitled to a pro rata payment for annual and long-term cash incentive awards for the period of time in 2013 from his actual retirement date through May 1, 2013 in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period.

Retirement/Deferred Compensation

•	Vesting of the balance of company contributions to the Deferred Compensation Plan that were not previously vested, payable in accordance with the terms of the Deferred Compensation Plan.

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following his retirement.

•

For Mr. Holmes, a payment in the amount of $3,100,000, attributable to distributions of deferred compensation he had previously received as a result of the merger with Allied in 2008, payable within six months following termination of employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•

Continued coverage under certain welfare plans for a specified period of time: Mr. Slager — until he becomes eligible for benefits from another employer or the government; Mr. Holmes — through May 1, 2015; and Messrs. Boucher, Hughes and Rissman — in accordance with the company’s benefit continuation policy under COBRA.

Post-Employment Compensation — Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Tod C. Holmes	$1,900,000	$3,683,819	$229,818	$1,508,183	$4,624,356	$11,946,176
Jeffrey A. Hughes	—	217,951	111,425	543,517	235,315	1,108,208

(1)	As of December 31, 2012, only Messrs. Holmes and Hughes were eligible for retirement. Mr. Hughes is retirement eligible; however, he has not reached normal retirement age and therefore would not receive the amount shown in the table above in the Non Equity Incentive Plan Compensation column unless his early retirement was approved by the Board.

(2)	All outstanding equity awards fully vest upon retirement.

(3)	Amounts include Messrs. Holmes’ and Hughes’ actual annual cash incentive award for 2012, target LTIP award for the 2010-2012 performance period, and a prorated amount based on actual results (but calculated using target for purposes of the table above) for each of the 2011-2013 and 2012-2014 LTIP performance periods.

(4)	This amount includes the employer contributions to the Deferred Compensation Plan made on the executives’ behalf that will be paid to the executive, and earnings on those amounts. For Mr. Holmes, includes amounts attributable to distributions of deferred compensation that were previously made to him at the time of the Allied merger that have been delayed until the termination of his employment. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit within six months following termination of his employment.

Other

•	Base salary earned, but not yet paid, and unused vacation, payable within 60 days following termination.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Messrs. Holmes, Boucher, Hughes and Rissman — continued coverage under certain welfare plans in accordance with the company’s benefit continuation policy under COBRA.

The above tables do not include vested amounts in the executives’ Deferred Compensation Plan accounts. The tables also do not include gross-up payments for any excise taxes that may be due to Mr. Holmes as a result of our merger with Allied. While we believe that any future payments under his contract should not be subject to excise taxes, if it is subsequently determined that some or all of his payments are contingent on our merger with Allied and are not reasonable compensation for his services, he would be entitled to a gross-up payment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our Chief Executive Officer and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and the transaction involves any director, director nominee, executive officer, 5% stockholder, or immediate family member of any of the foregoing. Under the Related Party Transactions Policy, the related party must disclose in writing to the General Counsel the material facts of the proposed S-K Transaction and the General Counsel (or designee) will then submit the written disclosure to the Chief Executive Officer and the Audit Committee for approval. If the proposed S-K Transaction involves the General Counsel, the written disclosure must be provided to the Chief Executive Officer. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

As of March 12, 2013, Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust”) owned an aggregate of 90,984,760 shares, or 25.2%, of our common stock. On November 3, 2010, we entered into a standstill agreement (the “Standstill Agreement”) with Cascade and the Trust, under which each of Cascade and the Trust agreed that from November 3, 2010 until the Standstill Agreement is terminated (the “Standstill Period”), and subject to certain exceptions, it shall not, and shall cause its current and future affiliates (the Trust, Cascade and such affiliates collectively, the “Prohibited Persons”) not to, directly or indirectly, without the prior written approval of the Board:

•

acquire, propose or agree to acquire, by purchase or otherwise, shares of our common stock if such acquisition would result in the Prohibited Persons collectively having beneficial ownership of 25% or more of the then outstanding shares of common stock (the “Percentage Limitation”), subject to exceptions for (1) acquisitions by way of stock dividends or other distributions by Republic, (2) certain permitted acquisition transactions that are recommended by the Board and supported by a fairness opinion of an investment banking firm, and (3) the Percentage Limitation being exceeded solely because we acquired shares of our common stock and thereby increased the percentage held by the Prohibited Persons;

•	form or join any group with respect to our common stock other than a group, if any, consisting solely of Mr. Gates, the Trust, Cascade and/or any of their subsidiaries;

•	deposit any of our common stock in a voting trust or subject any of our common stock to any voting agreement or similar arrangement;

•	become a participant in any solicitation of proxies or to seek to influence any person with respect to the voting of our common stock, except in accordance with matters recommended by the Board; or

•	take any action, alone or in concert with any other person or group, to seek control of Republic or otherwise seek to circumvent the limitations of the provisions of the Standstill Agreement.

The Standstill Agreement will remain in effect until the earliest to occur of the following (as a result of which the Standstill Agreement shall immediately terminate):

•	termination by the written agreement of each of Republic, the Trust and Cascade;

•

upon written notice by the Trust and Cascade to us, any time after a third party other than the Trust or Cascade or any of their respective subsidiaries or affiliates (1) commences a tender offer or exchange offer for at least 50% of our outstanding common stock or (2) enters into a definitive agreement with Republic contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least 50% of our outstanding common stock or all or any material portion of our consolidated assets;

•

upon written notice by the Trust and Cascade to us, any time after the Trust and Cascade in the aggregate have disposed of shares of our common stock such that their aggregate beneficial ownership at such time is less than 15% of our then outstanding common stock; or

•	November 3, 2013.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this one at least every three years. Based on the recommendation of our stockholders, we intend to submit a proposal similar to this one to our stockholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 26 through 51, including the “Compensation Discussion and Analysis” beginning on page 26.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. Highlights of the program include the following:

•

Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term performance-based cash compensation and equity compensation. This places a significant amount of their total compensation at risk. The design of our incentive plans supports our pay-for-philosophy and is illustrated by the 2012 short- and long-term cash incentive payouts: because our financial performance for 2012 did not achieve our expectations, our NEOs and other senior executives received 45.8% of their target 2012 annual cash incentive and 77.3% of their target 2010-2012 long-term cash incentive.

•

Our cash incentive compensation program rewards NEOs and other management employees for achieving annual corporate goals relating to earnings per share and free cash flow and three-year corporate goals relating to cash flow value creation and return on invested capital, all of which are tied to the financial rewards received by our stockholders.

•

We make annual equity awards to our NEOs that include a mix of restricted stock or RSUs and stock options, and we make annual stock option grants to other management employees. These awards vest over four years to further align long-term management and stockholder interests and to promote executive retention.

•

We require all of our directors, executives and other senior level management employees to hold a significant amount of our equity, and we prohibit them from engaging in various hedging transactions related to our securities.

•	Effective March 29, 2012, we eliminated the excise tax gross-up provision in Mr. Slager’s employment agreement.

•	Our Compensation Committee is comprised solely of independent directors and is advised by an independent compensation consultant that does not perform any work for management.

The Compensation Committee believes that the compensation of our NEOs has been effective in driving outstanding financial performance and superior returns to stockholders. Our current compensation structure dates back to 2001, when our Compensation Committee adopted a long-term cash incentive plan designed to reward our executives’ ability to generate increasing amounts of free cash flow and improving returns on invested capital over extended periods of time. Over the twelve years ended December 31, 2012, the compound annual growth rate of our stock (which includes stock price appreciation and assumes the reinvestment of dividends) has been 10.06%, compared to the 2.61% compound annual growth rate of the S&P 500 Index during the same period.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2013 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values stockholders’ opinions. Accordingly, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider these matters when making future compensation decisions for NEOs.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

PROPOSAL 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2013. This selection will be presented to the stockholders for ratification at the Annual Meeting. Ernst & Young has been serving us in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young, our Audit Committee may reconsider the selection of independent public accountants. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2013.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Republic seeks stockholder approval of an amendment and restatement to the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended on May 11, 2011 (the “2007 Plan”). As is set forth more fully below, we seek stockholder approval to amend and restate the 2007 Plan to effect one change: to impose a limit on the number of restricted stock units (“RSUs”) available to non-management directors that may vest in any one calendar year. The Board recommends a vote “FOR” the approval of the proposed Amended and Restated 2007 Stock Incentive Plan (the “Amended and Restated Plan”).

Background

Our stockholders approved an amended and restated version of the 2007 Plan on May 12, 2011. The Board believes that the 2007 Plan allows us to advance our long-term success by encouraging stock ownership among key employees and members of our Board who are not employees. In addition, the Board believes that a fundamental objective of a long-term incentive compensation program is the alignment of management and stockholders’ interests. The Amended and Restated Plan allows for several forms of awards based on the value of our common stock, including RSUs.

Effective March 19, 2013, the Board adopted the Amended and Restated Plan, subject to approval by our stockholders. If approved, the Amended and Restated Plan (described below) will become effective as of the date of approval by our stockholders. If the Amended and Restated Plan is not approved by our stockholders, the 2007 Plan as amended and restated as of May 11, 2011 will continue in existence in its current state.

Change to the Existing 2007 Plan

The proposed Amended and Restated Plan would make only one change to the existing 2007 Plan: it generally would limit to 15,000 the number of RSUs available to non-management directors that may vest in any one calendar year. In particular, the amendment would add the following provision (with added language underlined):

13.	AWARD GRANTS TO NON-EMPLOYEE DIRECTORS

Notwithstanding any minimum vesting provisions contained in the Plan, any Award granted to a Non-Employee Director shall not be required to be subject to any minimum vesting requirements. Notwithstanding the preceding sentence or anything to the contrary contained in this Plan, in no event shall an Award of Restricted Stock Units be made to any Non-Employee Director if, as a result of such Award, such Non-Employee Director would be entitled to have vest in any calendar year in excess of 15,000 Restricted Stock Units held by such Non-Employee Director (excluding, for these purposes, accelerated vesting upon death, disability, termination of service as a Non-Employee Director or Change of Control as set forth in the Plan or the applicable Award Agreement).

In all other respects, the 2007 Plan would remain unchanged.

Rationale for the Change

The Board believes that approval of the Amended and Restated Plan is in the best interests of Republic and its stockholders. By setting a limit on the number of RSUs available to a non-management director that may vest in any one calendar year, the amendment would limit the potential that a future Board might seek to overcompensate its non-management members through excessive grants of this type of equity. Although the Board does not believe its non-management members ever have been overcompensated, and although the Board has never made a grant to a non-management director that would result in more than 15,000 RSUs vesting in any one calendar year in the ordinary course, the Board nonetheless believes that imposing this limitation is in the best interests of Republic and its stockholders.

Further, the input provided by stockholders through their approval of the Amended and Restated Plan would lessen the likelihood of unnecessary litigation over future director compensation decisions. In May 2011, an individual stockholder brought a shareholder derivative action in the Court of Chancery in Delaware, suing our directors and certain present or former executive officers, purportedly on behalf of Republic, for damages as a result of certain compensation decisions made by the Board or its Compensation Committee. On June 29, 2012, the court dismissed all but one of those claims. The only claim that survived the motion to dismiss was plaintiff’s claim that the Board allegedly overpaid the non-management directors when it awarded the RSUs in 2009 and 2010. For a more detailed discussion of this lawsuit, see “Compensation Matter” on page 16.

When it denied the motion to dismiss as to the claim involving the award of the RSUs to the non-management directors, the Court of Chancery did not reach the question of whether the non-management directors received too many RSUs. Rather, the court decided that the ordinary business judgment standard did not apply because the decision to grant the RSUs to non-management directors was inherently a self-interested transaction, which raised factual issues. The court indicated it probably would have dismissed the claim if the challenged compensation had been granted in accordance with specific, meaningful limitations approved by our stockholders.

The proposed Amended and Restated Plan would establish specified, meaningful limitations on the granting of RSUs to non-management directors: no more than 15,000 may vest in any one calendar year in the ordinary course. Republic and the director defendants have now agreed in principle with plaintiff to settle the suit by seeking stockholder approval of the Amended and Restated Plan. The settlement remains subject to negotiation and execution of a formal settlement agreement and to court approval.

Description of the Amended and Restated Plan

A copy of the Amended and Restated Plan, marked to show the changes from the 2007 Plan (as amended and restated prior to the proposed amendment and restatement) is attached as Appendix A and is incorporated into this proxy statement by reference. The following summary of key provisions of the Amended and Restated Plan, as well as the other summaries and descriptions relating to the plan contained elsewhere in this Proposal 4, are each qualified in their entirety by reference to the full text of the Amended and Restated Plan.

Purpose of the Plan

The purpose of the Amended and Restated Plan is to align stockholder and management interests through stock and performance-based awards linked to stockholder value and to give us a competitive advantage in attracting and retaining officers, directors and employees.

Eligibility and Participation

Officers, directors, and employees (including prospective employees) of Republic, its subsidiaries and affiliates will be eligible to participate in the Amended and Restated Plan, as determined by the Board or a committee of the Board. As of December 31, 2012, there were approximately 30,000 employees, of whom five were NEOs, and nine non-employee directors who are eligible to participate in the Amended and Restated Plan.

Administration of the Plan

With respect to officers and employees, the Amended and Restated Plan will be administered by the Compensation Committee, comprised exclusively of independent non-employee directors in accordance with

NYSE listing requirements, Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. The Compensation Committee will have full authority to administer the Amended and Restated Plan, including the authority to determine who will receive awards, to establish the specific terms that will govern awards as will be set forth in individual award agreements and to interpret awards and Amended and Restated Plan provisions.

The Compensation Committee is permitted to delegate the performance of certain functions, including administrative functions, of the Amended and Restated Plan to our officers or managers, or committees of them. The delegation is required to be accomplished in a manner that does not result in the loss of an exemption under Rule 16b-3 under the Exchange Act for awards or cause awards to “covered employees” that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.

If no such committee of the Board exists, or for any other reason determined by the Board, then the Board will administer the plan, except that any awards to a “covered employee” may only be made by a committee of the Board. With respect to awards to non-employee directors, the Amended and Restated Plan will be administered by the Board, which is considered the “committee” for purposes of the plan. As used in this Proposal 4, the term “Compensation Committee” means the applicable “committee” under the Amended and Restated Plan, whether it be a committee or sub-committee of the Board, or the Board itself.

Shares Reserved for Plan Awards

If this Proposal 4 is approved by the stockholders, the number of shares of common stock remaining available for issuance on or after the effective date of the Amended and Restated Plan will be 19,746,019 shares (less any shares awarded between the date of this proxy statement and such effective date, if any). In addition, if awards granted under the 2007 Plan or the Amended and Restated Plan are forfeited, expire or otherwise terminate without delivery of shares, the shares reserved for issuance pursuant to any such forfeited, expired, or terminated award will remain available for future awards. Awards that are valued by reference to our common stock but settled in cash will not be subject to the foregoing share limitations.

In the event that shares are tendered or withheld by us to pay the exercise price or tax withholding obligation for stock options or other awards, only the number of shares of common stock issued net of the shares of common stock tendered or withheld shall be counted for purposes of determining the maximum number of shares of our common stock available for grant under the Amended and Restated Plan.

Shares acquired by us in the open market using proceeds from the exercise after the effective date of options granted under the 2007 Plan or the Amended and Restated Plan and the tax benefits that could be realized by Republic as a result of the exercise of options will be available for awards under the plan. Substitute awards, and shares which are available under any pre-existing plans acquired in a business combination and used for awards, will not reduce the shares available for grant under the Amended and Restated Plan.

As of December 31, 2012, we had 19,746,019 shares available for grant under the 2007 Plan. As of December 31, 2012, we had issued a total of 10,387,295 shares of common stock under the 2007 Plan, and a total of 4,061,035 shares were issuable pursuant to outstanding options and other awards under the 2007 Plan. The number of options outstanding under the 2007 Plan as of December 31, 2012 was 9,943,838 with a weighted average exercise price of $27.91 per share and weighted average remaining term of 4.72 years. The number of shares of restricted stock or RSUs outstanding was 534,997 as of December 31, 2012.

Individual Award Limits

The maximum number of shares subject to stock options or stock appreciation rights that may be granted to an individual participant in any one year is 2,500,000. The maximum number of shares subject to performance shares, restricted stock, RSUs or common stock awards that may be granted to an individual participant in any one year is 1,250,000. In addition, no individual participant may be granted performance units having a grant date fair value greater than $4,000,000 in any one year. Further, provided that the stockholders approve the Amended and Restated Plan, the number of RSUs awarded to any non-management director under the Plan that may vest in any one year may not exceed 15,000.

The aggregate fair market value of our common stock on the date of grant underlying incentive stock options that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of shares that may be delivered under the Amended and Restated Plan as a result of the exercise of incentive stock options is 21,000,000 shares, subject to certain adjustments.

Stock Appreciation Rights and Stock Options

The Amended and Restated Plan provides for awards of stock appreciation rights, non-qualified stock options and incentive stock options intended to comply with Section 422 of the Code. The Amended and Restated Plan specifically prohibits:

•

the granting of stock appreciation rights and stock options with an exercise price less than the fair market value of our common stock on the date of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value); and

•	without stockholder approval, except in the event of a stock split, certain other recapitalizations and a change in control:

–	the re-pricing of stock appreciation and stock option awards;

–	the cancellation of such awards in exchange for new awards (other than substitute awards) with a lower exercise price; or

–	the repurchase of such awards with an exercise price higher than current fair market value.

As of March 12, 2013, the market price of our common stock was $31.54 per share, as reported on the NYSE.

A stock appreciation right entitles the holder to receive shares of our common stock or cash equal in value to the difference between the fair market value of our common stock on the exercise date and the value of our common stock on the grant date. Except for substitute awards, stock appreciation rights and stock options will have a maximum term of seven years (or five years in the case of an incentive stock option granted to a 10% stockholder). Subject to certain exceptions, stock appreciation rights and options that are subject only to a future service requirement shall have a vesting period of no less than one year. However, options and stock appreciation rights granted to non-employee directors are not subject to any minimum vesting schedule.

Restricted Stock, Performance Share, RSU and Performance Unit Awards

A restricted stock award is an award of shares of our common stock subject to a restriction on transferability and vesting requirements. An RSU is a right to receive a fixed number of shares of our common stock, or the cash equivalent, subject to a restriction on transferability and vesting requirements. The restriction on transferability and the vesting requirements will lapse following a stated period of time, upon attainment of specified performance targets or some combination thereof. A performance share award is a right to receive a fixed number of shares of our common stock, or the cash equivalent, which is contingent on the achievement of certain performance goals during a performance period. Generally, awards subject only to a future service requirement shall have a vesting period of no less than three years and awards subject to performance goals shall have a vesting period of no less than one year. However, awards to non-employee directors are not subject to any minimum vesting schedule. A recipient of a restricted stock or performance share award will have all of the rights of a holder of our common stock with respect to the underlying shares except for the restriction on transferability and vesting requirements, including the right to vote the shares and receive dividends. A performance unit is a right to receive a designated dollar value, or shares of our common stock of the equivalent value, which is contingent on the achievement of performance goals. The holder of an RSU or performance unit award generally is not entitled to the rights of a holder of our common stock.

Dividend equivalents with respect to RSUs subject to performance-based vesting are deferred and automatically reinvested until all restrictions on the restricted stock units have lapsed. Dividend equivalents with respect to RSUs not subject to performance-based vesting may either be deferred and automatically reinvested or paid in cash or shares of common stock on the dividend payment date. RSUs and performance units will be settled by delivery of shares of our common stock or cash, as specified in the award agreement.

Bonus Stock and Awards in Lieu of Obligations

The Amended and Restated Plan authorizes the Compensation Committee to grant shares of our common stock as a bonus, or to grant shares of our common stock or other awards under the Amended and Restated Plan in lieu of obligations to pay cash or deliver other property under the Amended and Restated Plan or under other plans or compensatory arrangements.

Change in Control and Other Events

The Amended and Restated Plan provides the Compensation Committee with discretion to take certain actions with respect to outstanding awards in the event of a change in control (as defined in the Amended and Restated Plan) or certain other material events that affect our capital structure or the number of shares of our common stock outstanding. In the event of a recapitalization, reclassification, reorganization, stock split, reverse stock split, share combination, exchange of shares, stock dividend or other similar distribution, increase or decrease in our shares, the Compensation Committee will make appropriate and proportionate adjustments to the number and kind of shares available under the plan, the various share limitations set forth in the Amended and Restated Plan, the number and kind of shares subject to outstanding awards and the exercise price of outstanding options or stock appreciation rights, and other adjustments as may be applicable.

Upon a change in control, if and to the extent provided in any employment or other agreement between a participant and us, or in our Executive Separation Policy or any award agreement, or to the extent otherwise determined by the Compensation Committee in its sole discretion: (1) options and stock appreciation rights will become immediately vested and exercisable; (2) any restrictions, deferral of settlement, and forfeiture conditions applicable to restricted stock or RSUs subject only to future service requirements granted under the plan will lapse and such awards shall be deemed vested; and (3) awards subject to achievement of performance goals and conditions may, in the sole discretion of the Compensation Committee, be deemed met.

Notwithstanding the foregoing, unless the Compensation Committee otherwise determines, or as is provided in any employment or other agreement between a participant and Republic or our Executive Separation Policy, such acceleration described in the preceding paragraph will not occur if Republic is the surviving entity of the change in control and the award continues to be outstanding or the successor company assumes or substitutes for the applicable award. Nevertheless, on such terms as may be contained in an award agreement, in the event of a termination of a participant’s employment in such successor company (other than for cause, as defined in the Amended and Restated Plan) within 24 months following such change in control, each award held by such participant at the time of the change in control will be accelerated as described in the preceding paragraph.

In the event of any merger, consolidation or other reorganization in which Republic does not survive or in the event of any change in control, any outstanding awards under the Amended and Restated Plan may be dealt with as follows, without the consent of any participant, as determined by the agreement effectuating the transaction or if not so determined, then as determined by the Compensation Committee: (1) the continuation of the outstanding awards by Republic, if it is a surviving entity; (2) the assumption or substitution for the outstanding awards by the surviving entity or its parent or subsidiary; (3) full exercisability or vesting and accelerated expiration of the outstanding awards; or (4) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Qualified Performance-Based Awards

The Amended and Restated Plan provides a mechanism for the Compensation Committee to grant stock options, stock appreciation rights, performance shares, performance units and other performance-based awards in a way that is intended to comply with the exemption from the limitation on deductible compensation imposed by Section 162(m) of the Code. The Compensation Committee is responsible for certifying to the achievement of applicable performance targets, except that such targets may be waived in the event of a change in control. The Amended and Restated Plan provides that performance-based compensation awards to any “covered employee” will be subject to vesting on the basis of targets set by the Compensation Committee for one or more of the following performance measures:

•	Enterprise value or value creation;

•	After-tax or pre-tax profits, or a component thereof;

•	Operational cash flow or working capital, or a component thereof;

•	Operational costs, or a component thereof;

•	Level of bank debt or other long- or short-term debt or other similar financial obligations;

•	Earnings per share or earnings from continuing operations, or a component thereof;

•	Net sales, revenue, net income or earnings before income tax or other exclusions;

•	Return on capital;

•	Return on stockholder equity;

•	Fair market value of our common stock;

•	Value of an investment in our common stock; and

•	EBITDA (earnings before interest, taxes, depreciation, depletion, amortization, and accretion).

Performance-based compensation awards for other eligible individuals will be subject to vesting and any other criteria determined by the Compensation Committee in its discretion in accordance with the plan.

Section 409A Awards

Any award that the Compensation Committee reasonably determines constitutes a nonqualified deferred compensation plan under Section 409A of the Code will be construed in a manner consistent with the applicable requirements of Section 409A and will be subject to certain timing and other requirements in order to comply with Section 409A. The Compensation Committee, in its sole discretion, may amend the award agreement for any award if and to the extent that the Compensation Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A.

Effective Date and Term

The Amended and Restated Plan will be effective upon approval of the stockholders of the amendment and restatement of the 2007 Plan pursuant to this Proposal 4. The Amended and Restated Plan will expire upon the earlier of the date that all shares reserved for issuance have been awarded or March 23, 2021.

Amendments

The Amended and Restated Plan may be amended by the Board provided that no amendment may materially alter or impair the rights or obligations of award recipients (without their consent) with respect to existing awards, and no amendment shall be made without approval of our stockholders to:

•	Change the class of individuals eligible to receive awards under the Amended and Restated Plan;

•	Increase the number of shares that may be issued under the Amended and Restated Plan;

•	Amend the Amended and Restated Plan in a manner that requires stockholder approval under state or federal law or the rules of the NYSE; or

•	Eliminate a requirement that stockholders approve an action under the Amended and Restated Plan.

The Amended and Restated Plan prohibits the re-pricing of stock appreciation and stock option awards without stockholder approval, except in the event of a stock split, certain other recapitalizations or a change in control.

Transferability

Awards granted under the Amended and Restated Plan are transferable only by the participant’s will, the applicable laws of descent and distribution and, in the discretion of the Compensation Committee, to certain of the participant’s family members.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to Amended and Restated Plan awards and does not purport to be complete. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Upon the exercise of a stock appreciation right, an award recipient will be subject to ordinary income tax on an amount equal to the excess of the fair market value of our common stock on the exercise date over the fair market value of our common stock on the date of grant. If the recipient is an employee, such amounts will be subject to withholding for income and employment taxes. We will generally be entitled to a corresponding tax deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of common stock acquired upon exercise of a stock appreciation right, the recipient will recognize long-or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise.

A recipient does not recognize taxable income upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price paid will constitute compensation taxable to the recipient as ordinary income. If the recipient is an employee, such amounts will be subject to withholding for income and employment taxes. The recipient’s tax basis in those shares acquired pursuant to the exercise of a non-qualified option will be equal to their fair market value on the date of exercise of the non-qualified option, and his or her holding period for those shares will begin on that date. We will generally be entitled to a corresponding tax deduction equal to the amount of ordinary income recognized by the recipient.

A recipient will not recognize taxable income upon the grant or exercise of an incentive stock option (an “ISO”). In addition, if the recipient holds a share received on exercise of an ISO for at least two years from the date the ISO was granted and at least one year from the date the ISO was exercised, which we refer to as the “required holding period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the recipient’s tax basis in that share will be long-term capital gain or loss. If, however, a recipient disposes of a share acquired on exercise of an ISO before the end of the required holding period, which we refer to as a “disqualifying disposition,” the recipient generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the recipient will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the recipient’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the recipient’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We will not receive a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. However, if there is a disqualifying disposition of a share, we generally will be allowed a deduction in an amount equal to the ordinary income includible in income by the recipient.

The recipient of a performance share, performance unit, restricted stock, RSU, or other stock-based or performance-based award will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued service requirements or other conditions that must be satisfied before payment or delivery of shares can occur. A recipient of shares of restricted stock may file an election with the Internal Revenue Service, within 30 days of his or her receipt of the restricted stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. In the absence of such an election, however, the recipient will generally recognize ordinary income, and, if the recipient is an employee, be subject to withholding for income and employment taxes, when the substantial risk of forfeiture expires or is removed unless the cash to be paid or shares to be delivered are deferred until a date subsequent to the vesting date, in accordance with Section 409A of the Internal Revenue Code. We generally will be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired pursuant to performance share, performance unit, restricted stock, restricted stock unit, or other stock-based or performance-based awards will be the amount paid for such shares, if any, plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any such stock received, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Generally, the recipient of a dividend equivalent award will be subject to ordinary income tax on any amount received as a dividend equivalent and if the recipient is an employee, such amounts will be subject to withholding for income and employment taxes. We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. However, compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap. Generally, we intend for some but not all awards granted under our Amended and Restated Plan to covered employees (or persons who we believe will be covered employees at the time the deduction with respect to the compensation arises) to satisfy the requirements for “performance-based compensation” under Section 162(m). Future changes in Section 162(m) or applicable guidance thereunder may adversely affect our ability or desire to ensure that awards under the Amended and Restated Plan will qualify as “performance-based compensation” under Section 162(m).

In addition, some awards may be covered by Section 409A of the Code. We normally would attempt to design and administer such an award in a manner that would avoid adverse federal income tax consequences under Section 409A to any affected participant. Notwithstanding the foregoing, the plan expressly provides that we do not represent to any participant that any award is exempt from or in compliance with the requirements of Section 409A.

Foreign Employees and Foreign Law Considerations

The Compensation Committee may grant awards to individuals who are foreign nationals and are located outside of the United States. With respect to such individuals, the Compensation Committee is authorized to modify provisions to applicable award agreements and establish sub-plans for the purpose of complying with legal or regulatory provisions of countries outside the United States.

New Plan Benefits

We cannot currently determine the benefits or exact number of shares subject to awards that may be granted in the future to executive officers, directors and employees under the Amended and Restated Plan. The following table sets forth information about awards granted under the 2007 Plan during the year ended December 31, 2012 to our NEOs, both individually and as a group, all non-employee directors as a group and all non-executive employees as a group.

Name and Position	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Donald W. Slager, President and Chief Executive Officer	75,511	225,734	27.55
Tod C. Holmes, Executive Vice President and Chief Financial Officer	69,999	112,867	27.55
Robert Boucher, Executive Vice President, Operations	3,422	23,000	30.15
Jeffrey A. Hughes, Executive Vice President, Human Resources	7,551	56,434	27.55
Michael P. Rissman, Executive Vice President, General Counsel and Corporate Secretary	18,878	56,434	27.55
Executive Group	175,361	474,469	27.68
Non-Executive Director Group	77,823	—	—
Non-Executive Officer Employee Group	—	2,614,985	29.99

The following table sets forth certain information regarding equity compensation plans as of December 31, 2012 (number of securities in millions):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(b)	Weighted Average Exercise Price of Outstanding Options and Rights(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (d)
Equity compensation plans approved by security holders(a)	13.7	$27.51	36.3
Equity compensation plans not approved by security holders	—	—	—

Total	13.7	$27.51	36.3

(a)	Includes our Amended and Restated 1998 Stock Incentive Plan, 2006 Incentive Stock Plan and Amended and Restated 2007 Stock Incentive Plan (the Plans). Also includes our 2009 Employee Stock Purchase Plan (ESPP).

(b)	Includes 13,536,913 stock options, 905,279 shares of restricted stock and shares underlying restricted stock units, and 37,186 shares underlying purchase rights that accrue under the ESPP.

(c)	Excludes restricted stock and restricted stock units as these awards do not have exercise prices.

(d)	The shares remaining available for future issuances include 35,289,179 shares under our Plans and 1,011,431 shares under our ESPP.

For additional information concerning our compensation practices, please see the information under the headings “Director Compensation” and “Executive Compensation” contained elsewhere in this proxy statement.

The Board recommends a vote “FOR” the approval of the proposed Amended and Restated Republic Services, Inc. 2007 Stock Incentive Plan.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING PAYMENTS

UPON THE DEATH OF A SENIOR EXECUTIVE

We have received the following proposal from the International Brotherhood of Teamsters General Fund (“Teamsters”), 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owners of 356 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Teamsters Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED: The shareholders of Republic Services, Inc., (the “Company”) urge the Board of Directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could obligate the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting of awards or benefits or the continuation of unvested equity grants; perquisites; and, other payments or awards in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime. As used herein, “future agreements” include modifications, amendments or extensions of existing agreements.

SUPPORTING STATEMENT: As shareholders, we support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such a pay-for-performance approach is needed to align the interests of executives with those of shareholders.

In our view, “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, are inconsistent with that approach and provide payment without performance.

Senior executives are highly compensated and have ample opportunities while they are alive to provide for their estates by contributing to a retirement fund, purchasing life insurance and voluntarily deferring compensation or through other estate planning strategies. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

Upon the death of President and CEO Donald W. Slager, our Company estimates in the 2012 proxy statement that it would pay out $12.9 million in death benefits. The total includes $3 million in severance, $4 million in stock awards, $3 million under the non-equity incentive plan and $2.7 million in deferred compensation. Similarly, Executive Vice President and CFO Tod C. Holmes’ estate would receive $10.7 million and two additional NEOs are also entitled to death benefits.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, as an executive who is deceased cannot be “retained.”

Accordingly, we ask Republic Services to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

A similar proposal in 2012 garnered 40% support from shareholders.

We urge shareholders to vote FOR this proposal.”

Board’s Statement Recommending a Vote AGAINST the Teamsters Proposal

The Board recommends a vote AGAINST the Teamsters Proposal because the Board believes it would impede our ability to attract and retain top talent, discourage our senior executives from focusing on our long-term results and undermine the effectiveness of our Compensation Committee that is comprised exclusively of independent directors.

The Board believes the Teamsters Proposal would limit our ability to attract and retain top talent.

Our success is highly dependent on cultivating and retaining top executive talent — individuals who are familiar with our overall strategy and our industry and who are uniquely capable of implementing our strategic business initiatives. In the highly competitive executive employment market, we must be able to offer creative and attractive compensation packages, including benefits that are payable upon an executive’s death. Under the Teamsters Proposal, stockholders would be required to approve any benefits payable upon a senior executive’s death. This effectively would eliminate our ability to offer this type of benefit, as it is unrealistic to expect that a potential executive would be willing to wait for a stockholder vote to determine his or her final compensation package. We would be unable to offer a compensation benefit that other companies competing for talent can and do offer, which could easily be the deciding factor for an executive choosing between us and another company. We believe we must have the flexibility to provide compensation packages that meet the demands of the marketplace for talent and allow us to compete effectively.

The proposal discourages the benefits that ensure senior executives are committed to our long-term success.

To maximize the incentive value of long-term benefits, employees must know that payments will not be lost upon their death but will continue for their beneficiaries. Such long-term benefits are a strong incentive for long-term performance. We believe they increase retention, encourage life-long dedication to Republic and discourage short-term risk taking. Providing benefits to an executive’s beneficiary is the ultimate form of long-term incentive. The Board opposes the Teamsters Proposal because it would restrict us from offering benefits that instill lifetime loyalty in executives and drive our long-term success.

Our compensation programs do not burden Republic with payments for which it receives no services in return.

The Board disagrees with the Teamsters’ assertion that our compensation programs “saddle shareholders with payments or awards when shareholders are receiving no services in return.” The majority of the payments made by us following an executive’s death would be in connection with services performed before his or her death (such as retirement and deferred compensation payments and amounts payable upon the vesting of long-term equity incentive awards granted during service, all of which would be payable upon any separation from service). Moreover, the provisions relating to death benefits under our non-equity incentive plan, which apply equally to senior executives and all other participants, were approved by stockholders in 2009.

In addition, we evaluate the need for, and may from time to time purchase, insurance at relatively nominal cost to protect against certain costs that would arise in the event of the death of a senior executive. The Compensation Committee decided to purchase an insurance policy with respect to Mr. Slager that would pay the Company $15 million in the event of Mr. Slager’s death, which we anticipate will exceed the amounts that may be payable to his estate in the event of his death. Mr. Holmes retired effective January 9, 2013, and when he dies his estate will be entitled to no additional payments other than what he already had earned as of his retirement date. The Compensation Committee decided that it would not be cost effective to purchase insurance to protect against the risk of payment associated with the death of any other senior executive.

From an actuarial perspective, the probability-weighted cost of any death payment is quite low and is far outweighed by the loyalty and dedication that proper, market-based compensation packages instill in our executives.

The independent directors comprising the Compensation Committee ensure that our compensation packages serve the best interests of Republic and its stockholders.

Our Board believes that to do its job well, our Compensation Committee, comprised exclusively of independent directors, must have the flexibility to determine, after carefully considering all relevant factors and circumstances, what compensation and benefits packages serve the best interests of Republic and its stockholders. For the reasons described above, the Compensation Committee has determined that benefits payable after an executive’s death can be essential to recruiting and retaining the top talent that drives our long-term success. The Compensation Committee also has the perspective to consider the overall compensation available to an executive and how it fits within our total pay-for-performance philosophy. The Teamsters Proposal would limit the Compensation Committee’s ability to structure our compensation programs by subjecting these benefits to a cumbersome stockholder approval process. The members of our Compensation Committee have a deep understanding of our industry and our people and how to best attract, retain and incentivize top talent. They should be empowered to continue to make decisions that are in our stockholders’ best interests without being constrained by the Teamsters Proposal.

Our stockholders already approved the overall compensation of our NEOs and our compensation principles, policies and practices in the say-on-pay vote at the 2012 annual meeting.

As discussed above in more detail under Proposal 2, we now ask our stockholders to cast an advisory, non-binding vote on our NEOs’ compensation every year. Although this say-on-pay vote is not intended to address any specific item of compensation, it does reflect the stockholders’ view of our NEOs’ overall compensation and the compensation principles, policies and practices described in the proxy statement. In the say-on-pay vote at the 2012 annual meeting, our stockholders approved the overall compensation of our NEOs and the compensation principles, policies and practices described in last year’s proxy statement. This approval included the arrangements now questioned by the Teamsters Proposal.

Conclusion

The Board believes that our compensation practices have been and will continue to be a key factor in our ability to deliver strong results. The Board believes that adopting the Teamsters Proposal would put us at a competitive disadvantage in recruiting and retaining executive talent and that it is in the best interests of Republic and its stockholders for our independent Compensation Committee to retain the flexibility to design and administer competitive compensation programs. Our Compensation Committee is in the best position to determine the appropriate amount and type of compensation needed to attract, retain and incentivize top talent. Further, our stockholders last year voted in favor of the overall compensation of our NEOs and our compensation principles, policies and practices, including those now questioned by the Teamsters Proposal.

The Board recommends a vote “AGAINST” the Teamsters Proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

We have received the following proposal from the New York State Common Retirement Fund (the “Fund”), c/o Thomas P. DiNapoli, State Comptroller, Pension Investments & Cash Management, 633 Third Avenue-31st Floor, New York, New York 10017, beneficial owner of 1,811,360 shares of our stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Fund Proposal”) in this proxy statement as they were submitted to us:

“Resolved, that the stockholders of Republic Services (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Republic Services, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its stockholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Republic Services contributed at least $1,030,187 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board’s Statement Recommending a Vote AGAINST the Fund Proposal

The Board has considered the Fund Proposal and recommends that you vote AGAINST the proposal. The Board believes that adopting it would impose additional costs and administrative burdens on us without conferring a commensurate benefit on our stockholders.

As a company in the environmental services industry, we are subject to federal, state and local legislation and regulation that can significantly affect how we conduct our business. Because political and public policy can dramatically impact our business and the communities we serve, we believe that participating in the political process is critical to the sustainability of our business goals and to our ability to continue to create stockholder value. We also believe it is our responsibility as a good corporate citizen to participate in the political process and to do so in a lawful, prudent and ethical manner. Political campaign contributions are subject to extensive regulation at the federal, state and local levels. We comply with all applicable laws and regulations pertaining to political campaign contributions, including those requiring public disclosures. As a result of these extensive legal and regulatory disclosures, information on our political contributions is available to stockholders and interested parties through public sources.

We have a Political Contributions Policy, which you can review on our website at www.republicservices.com. Our policy requires our representatives to comply with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs. It also requires that all corporate political contributions be recommended by members of management and reviewed and approved by our government relations and legal compliance personnel. To be approved, contributions must be lawful and must be appropriate from a business and political perspective.

Historically, federal law has prohibited contributions of corporate funds, property or services to be made in support of political candidates for federal office. The Supreme Court recently issued a ruling in the Citizens United case that continues to prohibit direct corporate contributions to federal political candidates and committees but would permit corporations to make expenditures under certain circumstances regarding political issues. We expect legislation to be introduced in the near term that will seek to re-impose the historical prohibition, and we are monitoring and assessing the impact of these developments. While have no current intention to change our contribution practices, to the extent we determine to do so in the future it will be in Republic’s best interests.

Political contributions to federal candidates have been and continue to be permitted when made by our political action committee, the Republic Services Employees For Better Government Political Action Committee (the “RSPAC”). The RSPAC is funded entirely by voluntary contributions of the personal funds of our employees and no corporate funds are used by the RSPAC. Executive management of the RSPAC determines the use of contributed funds. The RSPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The RSPAC files monthly reports of receipts and disbursements with the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are made publicly available by the FEC. Under the Lobbying Disclosure Act of 1995, we also submit to Congress publicly available semi-annual reports.

Certain states do allow corporate contributions to candidates or political parties. These states also require that the contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by Republic could be obtained without our preparing an additional report.

We believe that our current policies and practices with regard to political campaign contributions, together with applicable federal and state reporting requirements, provide appropriate transparency of our political participation. Adopting a policy as set forth in the proposal would result in additional time and expense to us with little, if any, corresponding benefit for stockholders.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may engage in political activity could misrepresent our political activities. Trade associations are independent organizations and we do not agree with all positions they take. We may join trade associations for a variety of non-political reasons such as educating our employees or to further our ability to serve customers. We do not believe that there is a practical way for us to track the extent to which any political campaign contributions or expenditures by such associations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention away from our business.

In summary, the Board is satisfied that we have in place a system of accountability and that all political contributions we make are in the best long-term interests of Republic and its stockholders. The Board believes that ample disclosure exists regarding our political contributions to alleviate the concerns cited in the Fund Proposal. Further, a stockholder proposal similar to the Fund Proposal was presented to stockholders at the 2010 annual meeting and at the 2012 annual meeting, and it failed both times.

Accordingly, the Board recommends a vote AGAINST the Fund Proposal.

EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson Inc. to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2012 is included with this proxy statement. Our Annual Report on Form 10-K contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each stockholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May 2014, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to stockholder business or stockholder nominations, as applicable. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2014 annual meeting of stockholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Stockholder proposals must be received by our Corporate Secretary at the above address:

•	No later than November 27, 2013 if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act.

•	Between January 9, 2014 and February 8, 2014 if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting at which our management will present a review of our progress and operations. We will hold the Annual Meeting at 10:30 a.m., local time, on Thursday, May 9, 2013 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

APPENDIX A

REPUBLIC SERVICES, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, RESTATEMENT, EFFECTIVE DATE AND TERM

Republic Services, Inc., a Delaware corporation established the “Republic Services, Inc. 2007 Stock Incentive Plan” effective February 21, 2007, as amended by the Board effective January 1, 2009 (the “Republic 2007 Stock Incentive Plan”). Republic hereby amends and restates the Republic 2007 Stock Incentive Plan in its entirety. The Plan was approved and adopted by the Board on March 23, 2011 and shall become effective upon approval by the stockholders of Republic of the Plan. Until such approval, the provisions of the Republic 2007 Stock Incentive Plan shall continue in effect in accordance with its terms. Any Awards granted prior to stockholder approval of the Plan shall remain subject to the terms of the Republic 2007 Stock Incentive Plan as in effect on the date of grant. Any Awards granted on or after the date on which the Plan is approved by the stockholders of Republic shall be subject to the provisions of the Plan. Unless earlier terminated pursuant to Section 17(k) hereof, the Plan shall terminate on the tenth anniversary of the date set forth above on which the Plan was approved and adopted by the Board.

2.	PURPOSE

The purpose of the Plan is to enable the Company to attract, retain, reward and motivate Eligible Individuals by providing them with an opportunity to acquire or increase a proprietary interest in Republic and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the Eligible Individuals and the stockholders of Republic.

3.	DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means any Option, Performance Share, Performance Unit, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Common Stock granted as a bonus or in lieu of another Award or Dividend Equivalent, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means a written agreement entered into by Republic and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.

(c) “Board” means the board of directors of Republic.

(d) “Cause” means, with respect to a termination of employment or service with the Company, a termination of employment or service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause or the Participant is covered under the Company’s Executive Separation Policy, the term Cause shall be defined in accordance with such agreement or policy, as amended from time to time and as applicable, with respect to any Award granted to the Participant on or after the effective date of the respective agreement or policy. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

(e) “Change in Control” means the occurrence of any of the following:

(i) an acquisition (other than directly from Republic) of any voting securities of Republic (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of Republic (“Shares”) or the combined voting power of Republic’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this subsection (i), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) Republic or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Republic (for purposes of this definition, a “Related Entity”), (B) Republic or any Related Entity, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event (as defined in Paragraph (iii)(A) below) which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in Paragraph (iii)(A)(1) below); provided, however, that if the election, or nomination for election by Republic’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director will be considered as a member of the Incumbent Board; provided further, however, that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(A) a merger, consolidation or reorganization with or into Republic or in which securities of Republic are issued (a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” means a Merger Event where:

(1) the stockholders of Republic immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(3) no Person other than (w) Republic, (x) any Related Entity, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by Republic or any Related Entity, or (z) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (I) the Surviving Corporation, if there is no Parent Corporation, or (II) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(B) a complete liquidation or dissolution of Republic; or

(C) the sale or other disposition of all or substantially all of the assets of Republic to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to Republic’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Republic which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Republic, and after such share acquisition by Republic, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control will occur.

In addition, a Change in Control will not be deemed to occur unless the event(s) that causes such Change in Control also constitutes a “change in control event,” as such term is defined in Section 409A of the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g) “Committee” means a committee or sub-committee of the Board consisting of two or more members of the Board, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” for purposes of Code Section 162 (m), and (iii) Independent. The failure of the Committee to be so comprised shall not invalidate any such Award that otherwise satisfies the terms of the Plan. If no Committee exists, or for any other reason determined by the Board, then the Board shall serve as the Committee; provided, however, that a Committee (other than the Board) shall be created prior to the grant of Awards to a Covered Employee and that grants of Awards to a Covered Employee shall be made only by such Committee. Notwithstanding the foregoing, with respect to the grant of Awards to Non-Employee Directors, the Committee shall be the Board.

(h) “Common Stock” means the common stock, $.01 par value per share, of Republic.

(i) “Company” means Republic and all entities whose financial statements are required to be consolidated with the financial statements of Republic pursuant to United States generally accepted accounting principles and any other entity determined to be an affiliate as determined by the Committee in its sole and absolute discretion.

(j) “Covered Employee” means “covered employee” as defined in Code Section 162(m)(3).

(k) “Covered Individual” means any current or former member of the Committee, any current or former officer of the Company, or any individual designated pursuant to Sections 5(b) or 5(c).

(l) “Detrimental Activity” shall mean (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, acquired by a Participant prior to a termination of the Participant’s employment or service with the Company; (ii) activity while employed or providing services that results, or if known could result, in the termination of the Participant’s employment or service that is classified by the Company as a termination for Cause; (iii) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any non-clerical employee of the Company to be employed by, or to perform services for, the Participant or any person or entity with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (iv) any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of the Company without, in all cases, written authorization from the Company; (v) the Participant’s Disparagement, or inducement of others to do so, of the Company or their past and present officers, directors, employees or products; (vi) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company; provided, however that competitive activities shall only be those competitive with any business unit of the Company with regard to which the Participant performed services at any time within the two (2) years prior to the termination of the Participant’s employment or service; or (vii) any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to any interest of the Company. For purposes of subparagraphs (i), (iii), (iv) and (vi) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

(m) “Disability” means a “permanent and total disability” within the meaning of Code Section 22(e)(3); provided, however, that if a Participant and the Company have entered into an employment or consulting agreement which defines the term Disability for purposes of such agreement or the Participant is covered under the Company’s Executive Separation Policy, Disability shall be defined pursuant to the definition in such agreement or policy, as applicable, with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement or policy. The Committee shall determine in its sole and absolute discretion whether a Disability exists for purposes of the Plan.

(n) “Disparagement” means making any comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of the Company or any of its products, or its past or present officers, directors or employees.

(o) “Dividend Equivalent” means a right to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to one share of Common Stock subject to an Award granted to a Participant pursuant to Section 12 of the Plan.

(p) “Effective Date” of the Plan shall mean the date on which the Plan is approved by stockholders of Republic.

(q) “Eligible Individual” means any employee, officer, director (employee or non-employee director) of the Company and any Prospective Employee to whom Awards are granted in connection with an offer of future employment with the Company.

(r) “Employee Debt” has the meaning set forth in Section 16(c).

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Executive Separation Policy” means the Republic Executive Separation Policy as established effective February 9, 2010, and as amended from time to time.

(u) “Exercise Price” means the purchase price of each share of Common Stock subject to an Award.

(v) “Fair Market Value” means, unless otherwise required by the Code, as of any date, the last sales price reported for the Common Stock on such date (i) as reported by the national securities exchange in the United States on which it is then traded or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided, however, that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Common Stock is listed or traded. If the Common Stock is not readily traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.

(w) “Grant Date” means the date on which the Committee approves the grant of an Award or such later date as is specified by the Committee and set forth in the applicable Award Agreement.

(x) “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

(y) “Independent”, when referring to members of the Committee, shall have the same meanings as used in the rules of the New York Stock Exchange or any other national securities exchange on which any equity securities of Republic are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z) “Non-Employee Director” means a director of Republic who is not an active employee of the Company.

(aa) “Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.

(bb) “Option” means an option to purchase Common Stock granted pursuant to Section 7 of the Plan.

(cc) “Option Proceeds” means the cash actually received by the Company for the exercise price in connection with the exercise of Options granted under the Plan or the Republic 2007 Stock Incentive Plan that are exercised after the Effective Date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options, which tax benefit shall be determined by multiplying (i) the amount that is deductible for Federal income tax purposes as a result of any such option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (ii) the maximum Federal corporate income tax rate for the year of exercise. With respect to Options, to the extent that a Participant pays the exercise price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid in shares of Common Stock.

(dd) “Participant” means any Eligible Individual who holds an Award under the Plan and any of such individual’s successors or permitted assigns.

(ee) “Performance Goals” means the specified performance goals which have been established by the Committee in connection with an Award.

(ff) “Performance Period” means the period during which Performance Goals must be achieved in connection with an Award.

(gg) “Performance Share” means a right to receive a fixed number of shares of Common Stock, or the cash equivalent, which is contingent on the achievement of certain Performance Goals during a Performance Period.

(hh) “Performance Unit” means a right to receive a designated dollar value, or shares of Common Stock of the equivalent value, which is contingent on the achievement of Performance Goals during a Performance Period.

(ii) “Person” shall mean, except as otherwise defined and used for purposes of Section 3(e), any person, corporation, partnership, limited liability company, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary.

(jj) “Plan” means the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan, as set forth herein, and as may be hereafter from time to time amended.

(kk) “Prospective Employee” means any individual who has committed to become an employee of the Company within sixty (60) days from the date an Award is granted to such individual.

(ll) “Republic” means Republic Services, Inc., a Delaware corporation.

(mm) “Republic 2007 Stock Incentive Plan” has the meaning set forth in Section 1.

(nn) “Restricted Stock” means Common Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 9 hereunder.

(oo) “Restricted Stock Unit” means the right to receive a fixed number of shares of Common Stock, or the cash equivalent, granted pursuant to Section 9 hereunder.

(pp) “Section 424 Employee” means an employee of Republic or any “subsidiary corporation” or “parent corporation” as such terms are defined in and in accordance with Code Section 424. The term “Section 424 Employee” also includes employees of a corporation issuing or assuming any Options in a transaction to which Code Section 424(a) applies.

(qq) “Stock Appreciation Right” means the right to receive all or some portion of the increase in value of a fixed number of shares of Common Stock granted pursuant to Section 8 hereunder.

(rr) “Substitute Awards” means Awards granted or shares of Common Stock issued by Republic in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by Republic or any Related Entity (as defined in Section 3(e)(i)), (ii) which becomes a Related Entity after the Effective Date, or (iii) with which Republic or any Related Entity combines.

(ss) “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of, and, as a verb, directly or indirectly, voluntarily or involuntarily, to exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of.

4.	ELIGIBILITY

Awards may be granted under the Plan to any Eligible Individual as determined by the Committee from time to time on the basis of his or her importance to the business of the Company pursuant to the terms of the Plan.

5.	ADMINISTRATION

(a) Committee. The Plan shall be administered by the Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Award granted or any Award Agreement entered into hereunder. The Committee shall have authority to issue Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of an Award may include (in addition to those contained in this Plan) such conditions and limitations as the Committee may consider appropriate in its sole discretion for the protection of the interests of the Company and its stockholders, including, without limitation, restrictions on exercisability, vesting or transferability, forfeiture provisions, and requirements for the disgorgement of gain. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect as it may determine in its sole discretion. The decisions by the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan, any Award or any Award Agreement entered into under the Plan.

(b) Committee Delegation. The Committee may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards to Covered Employees that are intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. Any such delegations shall be set forth in a written instrument that specifies the persons authorized to act thereunder and the terms and limitations of such authority, which writing shall be delivered to the Company’s Chief Financial Officer and General Counsel before any authority may be exercised.

(c) Advisors to Committee. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan. The Committee may grant authority to the Chief Executive Officer of the Company or any other employee of the Company to execute agreements or other documents on behalf of the Committee in connection with the grant of an Award or the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any communication received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.

(d) Participants Outside the U.S. In order to conform with the provisions of local laws and regulations in foreign countries in which the Company may operate, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Awards granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.

(e) Liability and Indemnification. No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted or any Award Agreement entered into hereunder. The Company shall, to the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Republic, indemnify and hold harmless each Covered Individual against any cost or expense (including reasonable attorney fees reasonably acceptable to the Company) or liability (including any amount paid in settlement of a claim with the approval of the Company), and advance amounts to such Covered Individual necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Certificate of Incorporation or Bylaws of Republic. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by a Covered Individual with regard to Awards granted to such Covered Individual under the Plan or arising out of such Covered Individual’s own fraud or bad faith.

6.	COMMON STOCK

(a) Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan on or after the Effective Date shall be Twenty One Million (21,000,000) shares plus any shares of Common Stock remaining for grant and delivery under the Republic 2007 Stock Incentive Plan on the Effective Date.

(i) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Two Million Five Hundred Thousand (2,500,000) of such shares may be subject to grants of Options or Stock Appreciation Rights to any one Eligible Individual during any one fiscal year.

(ii) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of One Million Two Hundred Fifty Thousand (1,250,000) of such shares may be subject to grants of Performance

Shares, Restricted Stock, Restricted Stock Units, and Awards of Common Stock to any one Eligible Individual during any one fiscal year.

(iii) The maximum value at Grant Date of grants of Performance Units which may be granted to any one Eligible Individual during any one fiscal year shall be four million dollars ($4,000,000).

(b) Reduction of Shares Available for Awards. Except as otherwise provided in Section 6(c) hereof, upon the granting of an Award on or after the Effective Date, the number of shares of Common Stock available under this Section hereof for the granting of further Awards shall be reduced as follows:

(i) In connection with the granting of an Award that is settled in Common Stock, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Option, Stock Appreciation Right or other Award.

(ii) Awards settled in cash shall not count against the total number of shares of Common Stock available to be granted pursuant to the Plan.

(c) Availability of Common Stock Not Delivered Under Awards.

(i) If any Awards (including those granted prior to the Effective Date) are forfeited, expire or otherwise terminate without the issuance of shares of Common Stock, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award, the shares of Common Stock to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant and delivery with respect to Awards.

(ii) In the event that any Option or other Award granted hereunder (including those granted prior to the Effective Date) is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, then only the number of shares of Common Stock issued to the Participant net of the shares of Common Stock so tendered or withheld shall be counted for purposes of determining the maximum number of shares of Common Stock available for grant and delivery under the Plan.

(iii) Shares of Common Stock reacquired by the Company on the open market using Option Proceeds shall be available for Awards. The increase in shares of Common Stock available pursuant to the repurchase of shares of Common Stock with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a share of Common Stock on the date of exercise of the Option giving rise to such Option Proceeds.

(iv) Substitute Awards shall not reduce the shares of Common Stock available for grant and delivery under the Plan or available for grant and delivery to a Participant in any period. Additionally, in the event that a company acquired by Republic or any Related Entity (as defined in Section 3(e)(i)) or with which Republic or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders, the shares available for grant and delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the shares of Common Stock available for grant and delivery under the Plan, in each case if and to the extent that the use of such shares of Common Stock would not require approval of Republic’s stockholders under the rules of the New York Stock Exchange or any other securities exchange on which any securities of Republic are listed for trading.

(d) Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Republic by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Republic or other increase or decrease in such shares effected without receipt of consideration by Republic occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan; (ii) the aggregate limit of the number of shares of Common Stock that may be granted pursuant to an Incentive Stock Option, (iii) the limits on the number of shares of Common Stock that may be granted to an Eligible Individual in any one fiscal year; (iv) the calculation of the reduction of shares of Common Stock available under the Plan; (v) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards; (vi) the Exercise Price of outstanding Options or Stock Appreciation Rights granted under the Plan and/or (vii) number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 13. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 6(d), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 6(d) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.

(e) No Further Awards Under Prior Plans. In light of the adoption of the Plan, no further awards shall be made under the Republic Services, Inc. 2006 Incentive Stock Plan (f/n/a/ Allied Waste Industries, Inc. 2006 Incentive Stock Plan) after the Effective Date. Pursuant to the terms of the Amended and Restated Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/n/a Allied Waste Industries 2005 Non-Employee Director Equity Compensation Plan) no further awards shall be made under that Plan on or after December 5, 2008.

(f) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Common Stock to be delivered in connection with such an Award exceeds the number of shares of Common Stock remaining available for delivery under the Plan, minus the number of shares of Common Stock deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares of Common Stock previously counted in connection with an Award.

(g) Incentive Stock Options. Notwithstanding anything in this Section 6 to the contrary, but subject to adjustment as provided in Section 6(d) hereof, the maximum aggregate number of shares of Common Stock that may be delivered under the Plan as a result of the exercise of Incentive Stock Options shall be Twenty One Million (21,000,000) shares.

7.	OPTIONS

(a) Grant of Options. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of an Option shall satisfy the requirements set forth in this Section.

(b) Type of Options. Each Option granted under the Plan may be designated by the Committee, in its sole discretion, as either (i) an Incentive Stock Option, or (ii) a Non-Qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Code Section 422 shall be re-designated as Non-Qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Non-Qualified Stock Options.

(c) Exercise Price. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, the Exercise Price of an Option shall be fixed by the Committee and stated in the respective Award Agreement, provided that the Exercise Price of the shares of Common Stock subject to such Option (other than in connection with Substitute Awards) may not be less than Fair Market Value of such Common Stock on the Grant Date, or if greater, the par value of the Common Stock.

(d) Limitation on Repricing. Unless such action is approved by the stockholders of Republic in accordance with applicable law: (i) no outstanding Option granted under the Plan may be amended to provide an Exercise Price per share that is lower than the then-current Exercise Price of such outstanding Option (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); (ii) the Committee may not cancel any outstanding Option and grant in substitution therefor (other than in connection with Substitute Awards) new Awards under the Plan covering the same or a different number of shares of Common Stock and having an Exercise Price lower than the then-current Exercise Price of the cancelled Option (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); (iii) the Committee may not authorize the repurchase of an outstanding Option which has an Exercise Price that is higher than the then-current Fair Market Value of the Common Stock (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); and (iv) the Committee may not take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the New York Stock Exchange or any other securities exchange on which any securities of Republic are listed for trading.

(e) Limitation on Option Period. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, Options granted under the Plan (other than in connection with Substitute Awards) and all rights to purchase Common Stock thereunder shall terminate no later than the seventh anniversary of the Grant Date of such Options, or on such earlier date as may be stated in the Award Agreement relating to such Option. In the case of Options expiring prior to the seventh anniversary of the Grant Date (or such other date applicable to Substitute Awards), the Committee may in its sole discretion, at any time prior to the expiration or termination of said Options, extend the term of any such Options for such additional period as it may determine, but in no event beyond the seventh anniversary of the Grant Date thereof (or such other date applicable to Substitute Awards).

(f) No Reload of Stock Options. The Plan does not permit an additional automatic grant of an Option to a Participant who exercises an Option by surrendering other shares of Common Stock (“reload stock option”).

(g) Limitations on Incentive Stock Options. Notwithstanding any other provisions of the Plan and except for Substitute Awards for Incentive Stock Options if permitted under Code Sections 424, the following provisions shall apply with respect to Incentive Stock Options granted pursuant to the Plan.

(i) Limitation on Grants. Incentive Stock Options may only be granted to Section 424 Employees. The aggregate Fair Market Value (determined at the time such Incentive Stock Option is granted) of the shares of Common Stock for which any individual may have Incentive Stock Options which first become vested and exercisable in any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000 (or such other amount as specified under Section 422 of the Code). Options granted to such individual in excess of the $100,000 limitation (or such other specified amount), and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall automatically be treated as Non-qualified Stock Options.

(ii) Minimum Exercise Price. In no event may the Exercise Price of a share of Common Stock subject to an Incentive Stock Option be less than 100% the Fair Market Value of such share of Common Stock as of the Grant Date.

(iii) Ten Percent Stockholder. Notwithstanding any other provision of the Plan to the contrary, in the case of Incentive Stock Options granted to a Section 424 Employee who, at the time the Option is granted, owns (after application of the rules set forth in Code Section 424(d)) stock possessing more than ten percent of the total combined voting power of all classes of stock of Republic, such Incentive Stock Options (i) must have an Exercise Price per share of Common Stock that is at least 110% of the Fair Market Value as of the Grant Date of a share of Common Stock, and (ii) must not be exercisable after the fifth anniversary of the Grant Date.

(h) Vesting Schedule and Conditions. No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Award Agreement relating thereto. Except as otherwise provided in connection with Substitute Awards and in Sections 7(k), 13, 14 and 15 of the Plan, Options subject solely to a future service requirement shall have a vesting period of not less than one year from the Grant Date.

(i) Exercise. When the conditions to the exercise of an Option have been satisfied, the Participant may exercise the Option only in accordance with the following provisions. The Participant shall deliver to Republic a written notice stating that the Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to Republic at its principal office and addressed to the attention of Stock Option Administrator, Republic Services, Inc., 18500 N. Allied Way, Phoenix, AZ 85054. The minimum number of shares of Common Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of one hundred (100) shares or the maximum number of shares available for purchase under the Option at the time of exercise. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(j) Payment. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods: (i) by cash, certified or cashier’s check, bank draft or money order; or (ii) through the delivery to Republic of shares of Common Stock which have been previously owned by the Participant for the requisite period necessary to avoid a charge to Republic’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in Republic incurring any liability under Section 16(b) of the Exchange Act; or (iii) by any other method which the Committee in its sole and absolute discretion and to the extent permitted by applicable law, may permit including, but not limited to, a “cashless exercise sale and remittance procedure” pursuant to which the Participant shall concurrently provide irrevocable instructions (A) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to Republic out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (B) to Republic to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

(k) Termination of Employment, Disability or Death. Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with Company for any reason, all of the Participant’s outstanding Options (whether vested or unvested) shall be subject to the rules of this paragraph. Upon such termination, the Participant’s unvested Options shall expire. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason (i) any unvested Options held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service, and (ii) a Participant or the Participant’s estate, devisee or heir at law (whichever is applicable), may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or other service and prior to the termination of the Option pursuant to its terms. Unless otherwise determined by the Committee, temporary absence from employment because of illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service.

(i) Termination for Reason Other Than Cause, Disability or Death. If a Participant’s termination of employment or other service is for any reason other than death, Disability, Cause, or a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause, any Option held by such Participant, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period not to exceed ninety (90) days from the date of such termination, but in no event after the termination of the Option pursuant to its terms.

(ii) Disability. If a Participant’s termination of employment or other service with the Company is by reason of a Disability of such Participant, the Participant shall have the right at any time within a period not to exceed one (1) year after such termination, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any vested portion of the Option held by such Participant at the date of such termination; provided, however, that if the Participant dies within such period, any vested Option held by such Participant upon death shall be exercisable by the Participant’s estate, devisee or heir at law (whichever is applicable) for a period not to exceed one (1) year after the Participant’s death, but in no event after the termination of the Option pursuant to its terms.

(iii) Death. If a Participant dies while in the employment or other service of the Company, the Participant’s estate or the devisee named in the Participant’s valid last will and testament or the Participant’s heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Participant’s death, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any portion of the vested Option held by such Participant at the date of such Participant’s death.

(iv) Termination for Cause. In the event the termination is for Cause or is a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Option held by the Participant at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

8.	STOCK APPRECIATION RIGHTS

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Stock Appreciation Rights, in such amounts, and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Stock Appreciation Right shall satisfy the requirements as set forth in this Section.

(b) Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the limitations on the Exercise Price, exercise period, repricing and termination) of the Stock Appreciation Right shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 7 above were the grant of the Stock Appreciation Rights a grant of an Option.

(c) Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be exercised by a Participant only by written notice delivered to Republic, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised.

(d) Payment of Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, the Participant or Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to receive payment, in cash, in shares of Common Stock, or in a combination thereof, as determined by the Committee at the date of grant in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the Grant Date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such limitation in the Award Agreement.

9.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock and/or Restricted Stock Units, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of Restricted Stock or Restricted Stock Units shall satisfy the requirements as set forth in this Section.

(b) Restrictions. The Committee shall impose such restrictions on any Restricted Stock and/or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, time based vesting restrictions, or the attainment of Performance Goals. Except for certain limited situations (including death, disability, retirement, termination without Cause or for good reason to the extent provided in an employment or consulting agreement or the Company’s Executive Separation Policy, a Change in Control, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Shares or Performance Units or other incentive compensation, Substitute Awards, or grants to Non-Employee Directors): (i) Restricted Stock and Restricted Stock Units, (A) that are not subject to performance-based vesting requirements shall vest over a period of not less than three years from the Grant Date (but permitting pro-rata vesting over such time); (B) that are subject to performance-based vesting requirements shall vest over a period of not less than one year; and (ii) the Committee shall not waive the vesting requirements set forth in the foregoing clause (i).

The limitations set forth in this Section 9(b) shall not apply with respect to up to One Million (1,000,000) of the shares of Common Stock available under the Plan (subject to adjustment as provided in Section 6(d) hereof). Shares of Restricted Stock and Restricted Stock Units that are subject to the attainment of Performance Goals will be released from the applicable restrictions only after the attainment of such Performance Goals has been certified by the Committee in accordance with Section 10(d).

(c) Certificates and Certificate Legend. With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions, as well as any applicable securities law restrictions. In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Republic Services, Inc. (the “Company”), dated             (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

(d) Removal of Restrictions. Except as otherwise provided in the Plan or applicable law, shares of Restricted Stock shall become freely transferable by the Participant upon the lapse of the applicable restrictions. Once the shares of Restricted Stock are released from the restrictions, the Participant shall be entitled to have the legend required by paragraph (c) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions held in escrow by the Company with respect to such Restricted Stock.

(e) Stockholder Rights. Unless otherwise provided in an Award Agreement and until the expiration of all restrictions applicable to the Award, the following provisions shall apply with respect to the Restricted Stock and Restricted Stock Units granted pursuant to the Plan.

(i) Restricted Stock. With respect to Restricted Stock, the following provisions apply:

(1) the Restricted Stock shall be treated as outstanding,

(2) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and

(3) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. Notwithstanding anything to the contrary, all such dividends and distributions with respect to Restricted Stock that is subject to performance-based vesting requirements shall be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(ii) Restricted Stock Units. With respect to Restricted Stock Units, the following provisions apply:

(1) prior to settlement of the Restricted Stock Unit with shares of Common Stock, the Restricted Stock Unit carries no voting or dividend or other rights associated with the ownership of Common Stock and the shares of Common Stock to which the Restricted Stock Units relate shall not be treated as outstanding, and

(2) unless otherwise provided in the Award Agreement, any Dividend Equivalents that are granted with respect to any Restricted Stock Units shall be either (A) paid with respect to such Restricted Stock Unit at the dividend payment date in cash or in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units, other Awards or other investment vehicles, as the Committee shall provide in the Award Agreement (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock Units have lapsed. Notwithstanding anything to the contrary, any Dividend Equivalents that are granted with respect to a Restricted Stock Unit that is subject to performance-based vesting requirements shall be subject to the provisions set forth in the foregoing clause 2(B).

(f) Termination of Service. Unless otherwise provided in an Award Agreement and subject to the provisions of Section 9(b), if a Participant’s employment or other service with the Company terminates for any reason, all unvested shares of Restricted Stock and unvested Restricted Stock Units held by the Participant and any dividends, distributions or Dividend Equivalents, held in escrow by Republic with respect to such Restricted Stock or Restricted Stock Units shall be forfeited immediately and returned to the Company. Notwithstanding this paragraph, all grants of Restricted Stock or Restricted Stock Units that vest solely upon the attainment of Performance Goals shall be subject to the provisions of Section 9(b) and treated pursuant to the terms and conditions that would have been applicable under Section 10(d) as if such grants of Restricted Stock or Restricted Stock Units were Awards of Performance Shares. Notwithstanding anything in the Plan to the contrary other than the provisions of Section 9(b), the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested shares of Restricted Stock or Restricted Stock Units held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

10.	PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Grant of Performance Shares and Performance Units. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Performance Shares and Performance Units, in such amounts, and on such terms and conditions the Committee shall determine in its sole and absolute discretion. Each grant of a Performance Share or a Performance Unit shall satisfy the requirements as set forth in this Section.

(b) Performance Goals. Performance Goals for Awards granted to an Eligible Individual who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion and will be subject to the provisions of this Section 10(b): (i) the attainment of certain target levels of, or a specified increase in, Republic’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a specified increase in, Republic’s after-tax or pre-tax profits, or a component thereof, including, without limitation, that attributable to Republic’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, Republic’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, Republic’s operational costs, or a component thereof; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of bank debt or other of Republic’s long-term or short-term public or private debt or other similar financial obligations of Republic, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a certain target level of, or specified increase in, earnings per share or earnings per share from Republic’s continuing operations, or a component thereof; (vii) the attainment of certain target levels of, or a specified increase in, Republic’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, Republic’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a specified increase in, Republic’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of Republic’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before interest, taxes, depreciation, depletion, amortization and accretion). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of Republic of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by Republic (or a subsidiary, division or other operational unit of Republic) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and the regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals being “substantially uncertain”. Performance Goals shall be established not later than 90 days after the beginning of any Performance Period applicable to the Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(c) Terms and Conditions of Performance Shares and Performance Units. The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the Participant; (ii) the Performance Period (which shall not be shorter than twelve (12) months nor longer than five (5) years) and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of Common Stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals, and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. The Committee shall establish, in its sole and absolute discretion, the Performance Goals for the applicable Performance Period for each Performance Share or Performance Unit granted hereunder. The Performance Goals shall be based upon the criteria set forth in Section 10(b), or, in the case of an Award that the Committee determines shall not be subject to Section 10(b), any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Goals for different Participants and for different grants of Performance Shares and Performance Units need not be identical. Unless otherwise provided in an Award Agreement, the Participants’ rights as a stockholder in Performance Shares shall be substantially identical to the terms and conditions that would have been applicable under Section 9 above if the Performance Shares were Restricted Stock. A holder of Performance Units is not entitled to the rights of a holder of our Common Stock.

(d) Determination and Payment of Performance Units or Performance Shares Earned, As soon as practicable after the end of a Performance Period, the Committee shall determine the extent to which Performance Shares or Performance Units have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals as set forth in the applicable Award Agreement and shall certify these results in writing. As soon as practicable after the Committee has determined that an amount is payable or should be distributed with respect to a Performance Share or a Performance Unit, the Committee shall cause the amount of such Award to be paid or distributed to the Participant or the Participant’s estate, devisee or heir at law (whichever is applicable). Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of Common Stock, or in a combination thereof. For purposes of making payment or a distribution with respect to a Performance Share or Performance Unit, the cash equivalent of a share of Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the Performance Shares or Performance Units to be payable.

(e) Termination of Employment. Unless otherwise provided in an Award Agreement, and subject to the provisions of Section 9(b), if a Participant’s employment or other service with the Company terminates for any reason, all of the Participant’s outstanding Performance Shares and Performance Units shall be subject to the rules of this Section.

(i) Termination for Reason Other Than Death or Disability. If a Participant’s employment or other service with the Company terminates prior to the expiration of a Performance Period with respect to any Performance Units or Performance Shares held by such Participant for any reason other than death or Disability, the outstanding Performance Units or Performance Shares held by such Participant for which the Performance Period has not yet expired shall terminate upon such termination and the Participant shall have no further rights pursuant to such Performance Units or Performance Shares.

(ii) Termination of Employment for Death or Disability. If a Participant’s employment or other service with the Company terminates by reason of the Participant’s death or Disability prior to the end of a Performance Period, the Participant, or the Participant’s estate, devisee or heir at law (whichever is applicable), shall be entitled to a payment of the Participant’s outstanding Performance Units and Performance Share at the end of the applicable Performance Period, pursuant to the terms of the Plan and the Participant’s Award Agreement; provided, however, that the Participant shall be deemed to have earned only that proportion (to the nearest whole unit or share) of the Performance Units or Performance Shares granted to the Participant under such Award as the number of months of the Performance Period which have elapsed since the first day of the Performance Period for which the Award was granted to the end of the month in which the Participant’s termination of employment or other service occurs, bears to the total number of months in the Performance

Period, subject to the attainment of the Performance Goals associated with the Award as certified by the Committee. The right to receive any remaining Performance Units or Performance Shares shall be canceled and forfeited.

11.	BONUS STOCK AND AWARDS IN LIEU OF OBLIGATIONS

The Committee is authorized to grant shares of Common Stock to any Eligible Individual as a bonus, or to grant shares of Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Individuals subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Common Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares of Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

12.	DIVIDEND EQUIVALENTS

The Committee is authorized to grant Dividend Equivalents in connection with another Award granted to any Eligible Individual entitling the Eligible Individual to receive cash, Common Stock, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in the Plan and subject to Section 17, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Any such determination by the Committee shall be made at the grant date of the applicable Award.

13.	AWARD GRANTS TO NON-EMPLOYEE DIRECTORS

Notwithstanding any minimum vesting provisions contained in the Plan, any Award granted to a Non-Employee Director shall not be required to be subject to any minimum vesting requirements. Notwithstanding the preceding sentence or anything to the contrary contained in this Plan, in no event shall an Award of Restricted Stock Units be made to any Non-Employee Director if, as a result of such Award, such Non-Employee Director would be entitled to have vest in any calendar year in excess of 15,000 Restricted Stock Units held by such Non-Employee Director (excluding, for these purposes, accelerated vesting upon death, disability, termination of service as a Non-Employee Director or Change of Control as set forth in the Plan or the applicable Award Agreement).

14.	CHANGE IN CONTROL

(a) Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company, or in the Company’s Executive Separation Policy, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a Change in Control:

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 16(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to Restricted Stock or Restricted Stock Units subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 16(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of Performance Goals and conditions under the Plan, the Committee may, in its sole discretion, deem such Performance Goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, and unless the Committee otherwise determines in a specific instance, or as is provided in any employment or other agreement between the Participant and the Company or the Company’s Executive Separation Policy, each outstanding Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit shall not be accelerated as described in Sections 14(a)(i), (ii) and (iii), if either (A) Republic is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company assumes or substitutes for the applicable Award. For the purposes of this Section 14(a)(iv), an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Common Stock subject to the Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of shares of Common Stock for each share of Common Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting the Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, for each share of Common Stock subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting the Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company (other than for Cause) within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 14(a)(i), (ii) and (iii) above.

(b) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which Republic does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with, subject to the provisions of Section 14(a), in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by Republic, if Republic is a surviving entity, (b) the assumption or substitution for, as those terms are defined in Section 14(a)(iv), the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a share of Common Stock exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).

(c) Notice of Change in Control. The Committee shall give written notice of any proposed transaction referred to in Section 14(b) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

15.	CHANGE IN STATUS OF PARENT OR SUBSIDIARY

Unless otherwise provided in an Award Agreement or otherwise determined by the Committee, in the event that an entity which was previously a part of the Company is no longer a part of the Company, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan; (ii) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may remain outstanding, may continue to vest, and/or may remain exercisable for a period not exceeding one (1) year, subject to the terms of the Award Agreement and this Plan; and/or (iii) treat the employment or other services of a Participant employed by such entity as terminated if such Participant is not employed by Republic or any entity that is a part of the Company immediately after such event.

16.	REQUIREMENTS OF LAW

(a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any provisions of the Sarbanes-Oxley Act, and any other federal or state securities laws or regulations. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Award, the issuance of shares pursuant thereto or the grant of an Award to comply with any law or regulation of any governmental authority.

(b) Registration. At the time of any exercise or receipt of any Award, the Company may, if it shall determine it necessary or desirable for any reason, require the Participant (or Participant’s heirs, legatees or legal representative, as the case may be), as a condition to the exercise or grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant (or Participant’s heirs, legatees or legal representative, as the case may be) upon the Participant’s exercise of part or all of the Award or receipt of an Award and a stop transfer order may be placed with the transfer agent. Each Award shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Award may not be exercised in whole or in part and the restrictions on an Award may not be removed unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Participant shall provide the Company with any certificates, representations and information that the Company requests and shall otherwise cooperate with the Company in obtaining any listing, registration, qualification, consent or approval that the Company deems necessary or appropriate. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award, to cause the exercise of an Award or the issuance of shares pursuant thereto, or to cause the grant of Award to comply with any law or regulation of any governmental authority.

(c) Withholding for Taxes; Set-Off for Debt. Whenever the Company proposes or is required to issue or transfer shares of Common Stock to a Participant under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. In lieu of requiring a Participant to make a payment to the Company in an amount related to the withholding tax requirement, the Committee may, in its sole discretion, provide that at the Participant’s election, the tax withholding obligation shall be satisfied by the Company’s withholding a portion of the shares otherwise distributable to the Participant, such shares being valued at their Fair Market Value at the date of exercise, or by the Participant’s delivering to the Company a portion of the shares previously delivered by the Company, such shares being valued at their Fair Market Value as of the date of delivery of such shares by the Participant to the Company.

In addition, the Company shall have the right of set-off for debt to the Company (“Employee Debt”) incurred by a Participant whose employment has terminated but who exercises Options subject to the Plan. In such instance, the Company may withhold payment or portion of the shares otherwise distributable to the Participant, such shares being valued at their fair market value at the date of the exercise, in an amount equal to such Employee Debt (which may include, but is not limited to, amounts owed the Company for breaches of any security agreement, relocation expense agreement or other indebtedness).

(d) Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

17.	GENERAL PROVISIONS

(a) Award Agreements. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted and shall contain any additional provisions, as the Committee shall deem appropriate, in its sole and absolute discretion (including, to the extent that the Committee deems appropriate, provisions relating to confidentiality, non-competition, non-solicitation and similar matters). The terms of each Award Agreement need not be identical for Eligible Individuals provided that all Award Agreements comply with the terms of the Plan.

(b) Purchase Price. To the extent the purchase price of any Award granted hereunder is less than par value of a share of Common Stock and such purchase price is not permitted by applicable law, the per share purchase price shall be deemed to be equal to the par value of a share of Common Stock.

(c) Dividends and Dividend Equivalents. A Participant shall not be entitled to receive, currently or on a deferred basis, cash or stock dividends, or Dividend Equivalents, on shares of Common Stock covered by (i) an Option or Stock Appreciation Right or (ii) any other Award which has not vested and is subject to performance-based vesting requirements. The Committee in its absolute and sole discretion may credit a Participant’s Award that is subject to performance-based vesting with Dividend Equivalents with respect to such Awards (other than an Option or a Stock Appreciation Right); provided that such Dividend Equivalents shall be subject to the same restrictions on forfeitability as applicable to the underlying Award until all restrictions on the respective Award have lapsed. To the extent that dividends and distributions relating to an Award are held in escrow by the Company, or Dividend Equivalents are credited to an Award, a Participant shall not be entitled to any interest on any such amounts. The Committee may not grant Dividend Equivalents to an Award subject to performance-based vesting to the extent that the grant of such Dividend Equivalents would limit the Company’s deduction of the compensation payable under such Award for federal tax purposes pursuant to Code Section 162(m).

(d) Deferral of Awards. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Common Stock or cash subject to such Award and to receive Common Stock or cash at such later time or times, all on such terms and conditions as the Committee shall determine. The Committee shall not permit the deferral of an Award unless counsel for Republic determines that such action will not result in adverse tax consequences to a Participant under Section 409A of the Code. If any such deferrals are permitted, then notwithstanding anything to the contrary herein, a Participant who elects to defer receipt of Common Stock shall not have any rights as a stockholder with respect to deferred shares of Common Stock unless and until shares of Common Stock are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

(e) Prospective Employees. Notwithstanding anything to the contrary, any Award granted to a Prospective Employee shall not become vested prior to the date the Prospective Employee first becomes an employee of the Company.

(f) Issuance of Certificates; Stockholder’s Rights. Republic shall deliver to the Participant a certificate evidencing the Participant’s ownership of shares of Common Stock issued pursuant to the exercise of an Award as soon as administratively practicable after satisfaction of all conditions relating to the issuance of such shares. A Participant shall not have any of the rights of a stockholder with respect to such Common Stock prior to satisfaction of all conditions relating to the issuance of such Common Stock, and, except as expressly provided in the Plan, no adjustment shall be made for dividends, distributions or other rights of any kind for which the record date is prior to the date on which all such conditions have been satisfied.

(g) Transferability of Awards. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. Awards may be exercised during the Participant’s lifetime only by the Participant. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person. Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Committee may in its sole and absolute discretion permit the Transfer of an Award without value to a Participant’s “family member” as such term is defined in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee. In such case, such Award shall be exercisable only by the transferee approved of by the Committee. To the extent that the Committee permits the Transfer of an Incentive Stock Option to a “family member”, so that such Option fails to continue to satisfy the requirements of an incentive stock option under the Code such Option shall automatically be re-designated as a Non- Qualified Stock Option. A transfer for value shall not be deemed to occur where an Award is transferred by a Participant pursuant to a domestic resolutions order or for bona-fide estate planning purposes.

(h) Buyout and Settlement Provisions. Except as prohibited in Section 7(d) of the Plan, the Committee may at any time on behalf of Republic offer to buy out any Awards previously granted based on such terms and conditions as the Committee shall determine which shall be communicated to the Participants at the time such offer is made.

(i) Use of Proceeds. The proceeds received by Republic from the issuance of Common Stock pursuant to Awards granted under the Plan shall constitute general funds of Republic.

(j) Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award except as otherwise provided in the Plan. Notwithstanding the foregoing, without the approval of the stockholders of Republic, an Option or a Stock Appreciation Right may not be modified as described in Section 7(d) provided that (i) the foregoing shall not apply to Substitute Awards and adjustments or substitutions in accordance with Section 6 or Section 14, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal.

(k) Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards have not been granted; provided, however, that the approval of the stockholders of Republic in accordance with applicable law and the Certificate of Incorporation and Bylaws of Republic shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan; (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 6 or Section 14 hereof); (iii) the approval of which is necessary to comply with federal or state law (including without limitation Section 162(m) of the Code and Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the stockholders of Republic must approve an action to be undertaken under the Plan. Except as permitted under Section 6 or Section 14 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

(l) Section 409A of the Code.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, as defined in Section 17(l)(ii) hereof, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may not be made earlier than the first to occur of (1) the Participant’s “separation from service”, (2) the date the Participant becomes “disabled”, (3) the Participant’s death, (4) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (5) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (6) the occurrence of an “unforeseeble emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant for any tax, additional tax, interest or penalties that the Participant may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(m) Notification of 83(b) Election. If in connection with the grant of any Award any Participant makes an election permitted under Code Section 83(b), such Participant must notify the Company in writing of such election within ten (10) days after filing such election with the Internal Revenue Service.

(n) Detrimental Activity. All Awards shall be subject to cancellation by the Committee in accordance with the terms of this Section 15(n) if the Participant engages in any Detrimental Activity or if otherwise so required under applicable law. To the extent that a Participant engages in any Detrimental Activity at any time prior to, or during the one year period after, any exercise or vesting of an Award but prior to a Change in Control, the Company shall, upon the recommendation of the Committee, in its sole and absolute discretion, be entitled to (i) immediately terminate and cancel any Awards held by the Participant that have not yet been exercised, and/or (ii) with respect to Awards of the Participant that have been previously exercised, recover from the Participant at any time within two (2) years after such exercise but prior to a Change in Control (and the Participant shall be obligated to pay over to the Company with respect to any such Award previously held by such Participant): (A) with respect to any Options exercised, an amount equal to the excess of the Fair Market Value of the Common Stock for which any

Option was exercised over the Exercise Price paid (regardless of the form by which payment was made) with respect to such Option; (B) with respect to any Award other than an Option, any shares of Common Stock granted and vested pursuant to such Award, and if such shares are not still owned by the Participant, the Fair Market Value of such shares on the date they were issued, or if later, the date all vesting restrictions were satisfied; and (C) any cash or other property (other than Common Stock) received by the Participant from the Company pursuant to an Award. Without limiting the generality of the foregoing, in the event that a Participant engages in any Detrimental Activity at any time prior to any exercise of an Award and the Company exercises its remedies pursuant to this Section 17(n) following the exercise of such Award, such exercise shall be treated as having been null and void, provided that the Company will nevertheless be entitled to recover the amounts referenced above. In addition to the foregoing, the Committee may, in its sole discretion, include in an Award Agreement that the Award may be cancelled and/or that amounts received under the Award may be recovered from the Participant in certain situations such as financial restatements or committing any act that is detrimental to the Company.

(o) Disclaimer of Rights. No provision in the Plan, any Award granted or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

(p) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(q) Nonexclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole discretion determines desirable.

(r) Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.

(s) Headings. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(t) Pronouns. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

(u) Successors and Assigns. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.

(v) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(w) Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to Republic, to its principal place of business, attention: General Counsel, and if to the holder of an Award, to the address as appearing on the records of the Company.

Printed on Recycled Paper

REPUBLIC SERVICES, INC.

ATTN: INVESTOR RELATIONS

18500 NORTH ALLIED WAY

PHOENIX, AZ 85054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52951-P34309 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors For Against Abstain Nominees:

1a. James W. Crownover

1b. William J. Flynn For Against Abstain 1c. Michael Larson 1i. John M. Trani 1d. Nolan Lehmann 1j. Michael W. Wickham 1e. W. Lee Nutter 2. Advisory vote to approve the compensation of our named executive officers.

1f. Ramon A. Rodriguez 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public 1g. Donald W. Slager accountants for 2013.

1h. Allan C. Sorensen 4. Approval of the Amended and Restated 2007 Stock Incentive Plan.

The Board of Directors recommends you vote AGAINST the following proposals:

For address changes and/or comments, please check this box and write them 5. Stockholder proposal regarding payments upon the on the back where indicated. death of a senior executive.

6. Stockholder proposal regarding political contributions and expenditures.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, NOTE: In the discretion of the Proxies named herein, the administrator, or other fiduciary, please give full title as such. Joint owners should each Proxies are authorized to vote upon such other matters as sign personally. All holders must sign. If a corporation or partnership, please sign in full may properly come before the meeting (or any adjournment corporate or partnership name by authorized officer. or postponement thereof).

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY

REPUBLIC SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Donald W. Slager and Michael P. Rissman, or either of them, with the power of substitution, is hereby authorized to vote all shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 9, 2013 at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed hereon, FOR approval of the compensation of our named executive officers, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2013, FOR the approval of the Amended and Restated 2007 Stock Incentive Plan, AGAINST the stockholder proposal regarding payments upon the death of a senior executive, and AGAINST the stockholder proposal regarding political contributions and expenditures. As to any other matter, the Proxies shall vote in accordance with their best judgment.

The undersigned hereby acknowledges receipt of the Notice of the 2013 Annual Meeting of Stockholders, the Proxy Statement, and the Annual Report.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on reverse side